UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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                               King Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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King Pharmaceuticals,® Inc. 501 Fifth Street Bristol, TN 37620

Ted G. Wood
Non-Executive Chairman of the Board

April 16, 2007

To the Shareholders of KING PHARMACEUTICALS, INC.:

You are cordially invited to attend the annual meeting of shareholders of King Pharmaceuticals, Inc., to be held on May 16, 2007 at 9:00 a.m. Eastern Daylight Time, at the Embassy Suites Hotel and Conference Center, Raleigh Durham / Research Triangle Park East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513. At the meeting, you will be asked to:

•	elect three Class III directors to serve until the 2010 annual meeting of shareholders;

•	approve a Third Amended and Restated Charter providing for the annual election of directors and incorporating amendments to the Second Amended and Restated Charter previously approved by shareholders;

•	ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	consider and act upon any other matters which properly come before the annual meeting or any adjournment of the meeting.

In connection with the meeting, we are sending you a notice of the annual meeting of shareholders, a proxy statement, a form of proxy and an admission ticket. These materials are enclosed.

Your vote is very important. Whether or not you plan to attend the meeting, please vote by promptly completing, signing, dating and returning the enclosed proxy card. Also, registered and most beneficial shareholders may vote by telephone or through the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. I urge you to vote as soon as possible.

Detailed information relating to King’s activities and operating performance during 2006 is contained in our annual report. The annual report is being mailed to you with this proxy statement but is not a part of the proxy soliciting material. If you have not received or do not have access to the 2006 Annual Report, please notify our Corporate Affairs Department by mail at 501 Fifth Street, Bristol, Tennessee 37620 or by telephone at (423) 989-8711.

Very truly yours,

TED G. WOOD
Non-Executive Chairman of the Board

KING PHARMACEUTICALS, INC.
501 Fifth Street
Bristol, Tennessee 37620

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2007

The annual meeting of shareholders of King Pharmaceuticals, Inc. will be held on Wednesday, May 16, 2007 at 9:00 a.m., Eastern Daylight Time, at the Embassy Suites Hotel and Conference Center, Raleigh Durham / Research Triangle Park East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, for the following purposes:

1.	Election of Directors. To elect three Class III directors to serve until the 2010 annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	Approval of a Third Amended and Restated Charter. To approve a Third Amended and Restated Charter providing for the annual election of directors and incorporating amendments to the Second Amended and Restated Charter previously approved by shareholders.

3.	Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

4.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only those shareholders of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 243,502,852 shares of common stock were outstanding. Each share entitles the holder to one vote.

We have enclosed with this notice a proxy statement, a form of proxy and an admission ticket. We have also enclosed a copy of our 2006 Annual Report, which is not part of the proxy solicitation material.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES W. ELROD
General Counsel and Secretary

April 16, 2007

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, sign, and date your proxy card and return it promptly in the enclosed envelope. Registered and most beneficial shareholders may also vote via telephone or through the Internet.

TICKET REQUIRED FOR ADMISSION

If you wish to attend the shareholders’ meeting, you will be required to present the admission ticket enclosed with these proxy materials. The ticket entitles you and one guest to attend the meeting. You and any guest will also be required to present valid photographic identification in order to enter the meeting.

i

KING PHARMACEUTICALS, INC.
501 Fifth Street
Bristol, Tennessee 37620

PROXY STATEMENT
For 2007 Annual Meeting of Shareholders

The Board of Directors of King Pharmaceuticals, Inc. (“King” or “the company”) is requesting that you allow your common stock to be represented at the 2007 annual meeting of shareholders by the proxies named on the enclosed proxy card. This proxy statement and the form of proxy are being sent to you in connection with this request and are being mailed to all shareholders beginning on or about April 16, 2007, along with our 2006 Annual Report, which is not a part of the proxy solicitation material.

INFORMATION ABOUT THE ANNUAL MEETING

Why did you send me this proxy statement?

You have received this proxy statement and the enclosed proxy card because King’s Board of Directors is soliciting your proxy to vote at the 2007 annual meeting of shareholders and any adjournments of the meeting. This proxy statement, along with the accompanying Notice of Annual Meeting of Shareholders, describes the purposes of the meeting and the information you need to know to vote at the meeting.

When is the annual meeting?

The meeting will be held on Wednesday, May 16, 2007 at 9:00 a.m. Eastern Daylight Time.

Where will the annual meeting be held?

The meeting will be held at the Embassy Suites Hotel and Conference Center, Raleigh Durham / Research Triangle Park East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

What items will be voted on at the meeting?

You will be voting on the following matters:

1.	Election of Directors. To elect three Class III directors to serve until the 2010 annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	Approval of a Third Amended and Restated Charter. To approve a Third Amended and Restated Charter providing for the annual election of directors and incorporating amendments to the Second Amended and Restated Charter previously approved by shareholders.

3.	Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

4.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who can vote?

You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, March 30, 2007. Each shareholder is entitled to one vote for each share of common stock held on that date. On the record date, there were 243,502,852 shares of common stock outstanding and entitled to vote.

How do I vote by proxy?

You may choose one of the following ways to vote by proxy:

Vote by Internet: Registered and most beneficial shareholders may vote using the Internet site listed on the proxy card. This site will give you the opportunity to make your selections and confirm that your voting instructions have been followed. Internet voting procedures authenticate your identity by use of a unique control number found on the enclosed proxy card. To vote through the Internet, you must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. King does not charge any separate fees for access to the Internet voting web site. If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone: Registered and most beneficial shareholders can also vote by telephone by calling the toll-free number (available for calls originating in the United States and Canada) listed on the proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by telephone, you do not need to return your proxy card.

Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then sign, date and return it in the envelope provided.

If you choose to cast your vote using the Internet or by telephone, you must do so by 11:59 p.m., Eastern Daylight Time, on Tuesday, May 15, 2007, the day before the annual meeting. Votes submitted by mail must be received prior to the annual meeting.

Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

What are my voting options?

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For all other proposals, you may vote “For” or “Against” or you may “Abstain” from voting.

What are the Board’s recommendations?

The Board recommends that you vote:

•	“For” the election of all of its nominees for director,

•	“For” the approval of the Third Amended and Restated Charter, and

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them according to the recommendations of the Board described above.

If any matters other than those set forth above are properly brought before the annual meeting, the individuals named on your proxy card may vote your shares in accordance with the recommendations of management.

How do I change or revoke my proxy?

You can change or revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting another proxy in writing, by telephone or via the Internet as of a more recent date than that of the proxy first given,

•	attending the annual meeting, where you can revoke your proxy and vote in person, or

•	sending written notice of revocation to our Secretary, James W. Elrod, at 501 Fifth Street, Bristol, Tennessee 37620.

If you choose to change or revoke your vote via the Internet or by telephone, you must do so by 11:59 p.m., Eastern Daylight Time, on Tuesday, May 15, 2007, the day before the annual meeting. Changes or revocations submitted by mail must be received prior to the annual meeting.

Will my shares be voted if I do not vote by proxy?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote at the meeting in person or as described above under “How do I vote by proxy?”

If your shares are held in “street name” through a nominee (such as a bank or broker) and you do not provide voting instructions to the nominee that holds your shares, the nominee has the discretionary authority to vote your unvoted shares on certain matters. A “broker non-vote” arises when a broker, financial institution or other holder of record that holds shares in street name does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on a particular item. Under current New York Stock Exchange rules, brokers have discretionary authority to vote on the proposal regarding the election of directors, the proposal to approve the Third Amended and Restated Charter and the proposal regarding the ratification of the appointment of our independent registered public accounting firm.

We encourage you to provide voting instructions to your nominee. Doing so will ensure that your shares will be voted in the manner you desire.

Who will count the votes?

Representatives from ADP Investor Communications will count the votes and serve as our inspectors of election. The inspectors of election will be present at the meeting.

How many votes are required?

If a quorum is present at the annual meeting:

•	the director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting,

•	approval of the Third Amended and Restated Charter will require the affirmative votes of at least 80% of the outstanding shares of common stock,

•	ratification of the appointment of the independent registered public accounting firm will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes, and

•	approval of other matters submitted to the shareholders will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes.

What constitutes a “quorum” for the meeting?

A majority of the outstanding shares of common stock, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. Abstentions and broker non-votes do not count in the voting results and have no effect on the result of the vote on the proposal to elect directors and the proposal to ratify the appointment of the independent registered public accounting firm. For purposes of the proposal to approve the Third Amended and Restated Charter, abstentions and broker non-votes will have the same effect as votes against the proposal.

Who pays for the solicitation of proxies?

We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, regular employees of King and paid solicitors may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies. We have retained Georgeson Inc. to assist in the solicitation for a fee of approximately $7,500 plus reasonable out-of-pocket expenses.

When are 2008 shareholder proposals due?

Proposals by shareholders to be considered for inclusion in the materials related to solicitation of proxies by the Board of Directors for the annual meeting in 2008 must be received by James W. Elrod, Secretary, 501 Fifth Street, Bristol, Tennessee 37620, no later than 120 days prior to the date that is one year from the date on which this proxy statement and related materials were mailed to shareholders, April 16, 2007. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended.

Shareholder proposals not submitted for inclusion in the Board of Directors’ proxy statement but which are received not less than sixty nor more than ninety days prior to the date of the 2008 annual meeting may be eligible to be presented at the meeting. If less than seventy days’ notice or public disclosure of the date of the 2008 annual meeting is given or made to shareholders, notice of a shareholder proposal, to be timely, must be received by the Secretary not later than the close of business on the tenth day following the date on which notice of the date of the 2008 annual meeting is mailed or public disclosure of the date is made. Shareholder proposals which are received outside of these required periods will be considered untimely. The Chairman may exclude an untimely proposal from consideration or, if the proposal is considered, any proxy given pursuant to the Board’s solicitation of proxies will be voted in accordance with the recommendation of management.

CORPORATE GOVERNANCE

We are committed to effective corporate governance and believe it is important to our long-term performance and ability to create value for our shareholders. Our Board of Directors has adopted Corporate Governance Guidelines which are available at www.kingpharm.com by first choosing “Investor Relations” and then “Governance,” and they are also available to any shareholder who requests a copy from our Secretary, 501 Fifth Street, Bristol, Tennessee 37620.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Members of the Board

NOMINEES FOR ELECTION AS CLASS III DIRECTORS (TERM TO EXPIRE IN 2010)

Philip A. Incarnati, age 53, has served as a director of King since November 2006. He has served as President and Chief Executive Officer of McLaren Health Care Corporation, an integrated health care system, since 1989. Before joining McLaren, Mr. Incarnati held top-level executive positions with the Wayne State University School of Medicine, Detroit Receiving Hospital and University Health Center, and Horizon Health System. Mr. Incarnati also serves on the board of Medical Staffing Network, Inc., a publicly-traded company, and on the board of PHNS, Inc. Mr. Incarnati earned both a Bachelor’s Degree and a Master’s Degree in management and finance from Eastern Michigan University (EMU). He was appointed to the EMU Board of Regents in 1992 by Michigan Governor John Engler, and he continues to serve on that Board. He served as Chairman of the EMU Board of Regents from 1995 until 2005.

Gregory D. Jordan, Ph.D., age 55, has served as a director since June 2001. He has served as President of King College in Bristol, Tennessee since 1997, having joined the King College faculty in 1980. He received his Bachelor of Arts degree from Belhaven College in 1973; his Master of Arts and Divinity degrees from Trinity Evangelical Divinity School in 1976 and 1977, respectively; his Doctorate in Hebraic and Cognate Studies from Hebrew Union College Jewish Institute of Religion in 1987; and his Master of Business Administration degree from the Babcock Graduate School of Management at Wake Forest University in 2004.

Brian A. Markison, age 47, has served as President and Chief Executive Officer and as a director since July 2004. If reelected to the Board, Mr. Markison will also become Chairman of the Board as of the conclusion of the 2007 annual meeting of shareholders. He served as Chief Operating Officer from March 2004 until July 2004. Prior to joining King, Mr. Markison held various positions with Bristol-Myers Squibb since 1982. From 2001 until he joined King, he served as President of Bristol-Myers Squibb’s Oncology, Virology and Oncology Therapeutics Network businesses. Between 1998 and 2001, he served variously as Senior Vice President, Neuroscience/Infectious Disease; President, Neuroscience/Infectious Disease/Dermatology; and Vice President, Operational Excellence and Productivity. Mr. Markison also serves on the Board of Directors of Immunomedics, Inc., a publicly-held corporation. He previously served in various positions with Bristol-Myers Squibb relating to marketing and sales. He graduated from Iona College in 1982 with a Bachelor of Science degree.

INCUMBENT DIRECTORS — CLASS II (TERM TO EXPIRE IN 2009)

Earnest W. Deavenport, Jr., age 69, has served as a director since May 2000. In 2002, he retired from service as Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, Kingsport, Tennessee, where he had served in various capacities since 1960. He was Chairman of the National Association of Manufacturers in 1998 and is currently a member of the National Academy of Engineering. Mr. Deavenport is also a member of the boards of directors of Acuity Brands, Inc. and Regions Financial Corporation, each a publicly-held corporation. Mr. Deavenport graduated from the Massachusetts Institute of Technology with a Master of Science degree in Management in 1985 and from Mississippi State University with a Bachelor of Science degree in Chemical Engineering in 1960.

Elizabeth M. Greetham, age 57, has served as a director since November 2003. She presently serves as Chief Executive Officer and President of ACCL Financial Consultants Ltd. From 1998 until 2004 she served as a director of DrugAbuse Sciences, Inc. and served as its Chief Executive Officer from August 2000 until 2004 and as Chief Financial Officer and Senior Vice President, Business Development from April 1999 to August 2000. Prior to joining DrugAbuse Sciences, Inc., Ms. Greetham was a portfolio manager with Weiss, Peck & Greer, an institutional investment management firm, where she managed the WPG Life Sciences Funds, L.P., which invests in select biotechnology stocks. She was previously a consultant to F. Eberstadt & Co. In total, Ms. Greetham has over 25 years of experience as a portfolio manager and health care analyst in the United States and Europe. She is a member of the boards of directors of Nventa Biopharmaceuticals Corporation and Ligand Pharmaceuticals, Inc., each a publicly-held corporation. Ms. Greetham earned a Master of Arts (Honours) degree in Economics from the University of Edinburgh, Scotland in 1971.

INCUMBENT DIRECTORS — CLASS I (TERM TO EXPIRE IN 2008)

R. Charles Moyer, Ph.D., age 61, has served as a director since December 2000. Dr. Moyer presently serves as Dean of the College of Business at the University of Louisville. He is Dean Emeritus of the Babcock Graduate School of Management at Wake Forest University, having served as Dean from 1996 until his retirement from this position in August 2003, and as a professor from 1988 until 2005. Dr. Moyer held the GMAC Insurance Chair in Finance at Wake Forest University. Prior to joining the faculty at Wake Forest in 1988, Dr. Moyer was Finance Department Chairman at Texas Tech University. Dr. Moyer earned his Doctorate in Finance and Managerial Economics from the University of Pittsburgh in 1971, his Master of Business Administration degree from the University of Pittsburgh in 1968 and his Bachelor of Arts degree in Economics from Howard University in 1967.

D. Greg Rooker, age 59, has served as a director since October 1997. Mr. Rooker is the former owner and President of Family Community Newspapers of Southwest Virginia, Inc., Wytheville, Virginia, which consists of six community newspapers and a national monthly motor sports magazine. He retired from this position in 2000. He is a co-founder of The Jason Foundation and Brain Injury Services of SWVA, Inc., each a non-profit organization providing services to brain injury survivors. Mr. Rooker serves as Secretary/Treasurer of The Jason Foundation and as Vice-President of Brain Injury Services of SWVA, Inc. Mr. Rooker graduated from Northwestern University with a degree in Journalism in 1969.

Ted G. Wood, age 69, has served as a director since August 2003, and as Non-Executive Chairman of the Board since May 2004. Mr. Wood intends to step down from his position as Non-Executive Chairman as of the conclusion of the 2007 annual meeting of shareholders. He will become lead independent director at that time. Mr. Wood is retired from The United Company in Bristol, Virginia, where he served as Vice Chairman from January 2003 until August 2003. He previously served as President of the United Operating Companies from 1998 to 2002. Mr. Wood previously served as a director of King from April 1997 to May 2000. From 1992 to 1993, he was President of Boehringer Mannheim Pharmaceutical Corporation in Rockville, Maryland. From 1993 to 1994, he was President of KV Pharmaceutical Company in St. Louis, Missouri. From 1975 to 1991, he was employed by SmithKline Beecham Corporation where he served as President of Beecham Laboratories from 1988 to 1989 and Executive Vice President of SmithKline from 1990 to 1991. Mr. Wood is also a member of the board of directors of Alpha Natural Resources, Inc., a publicly-held corporation. He graduated from the University of Kentucky with a Bachelor of Science degree in Commerce in 1960. In 1986 he completed the Advanced Management Program at Harvard University.

Role of the Board

Pursuant to Tennessee law, our business, property and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of King Pharmaceuticals, Inc., but is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers and independent registered public accounting firm.

Board Structure

We currently have eight directors. Our Board is divided into three groups: Class I directors, Class II directors and Class III directors. Each class of directors is elected to serve until the third annual meeting of shareholders following its election. This means that the Class III directors who are elected at the annual meeting will serve until the 2010 annual meeting of shareholders or until their successors are duly elected and qualified, unless they earlier resign or are removed.

One matter to be considered at the annual meeting is a proposed amendment to the charter which would, if adopted, provide that all directors be elected annually, beginning with the Class I directors to be elected in 2008.

Independent Directors

The Board has determined that the following directors are independent from the company under the independence standards of the New York Stock Exchange: Earnest W. Deavenport, Jr., Elizabeth M. Greetham, Philip A. Incarnati, Gregory D. Jordan, R. Charles Moyer, D. Greg Rooker and Ted G. Wood. The Board similarly determined that Philip M. Pfeffer was independent of King. Mr. Pfeffer’s term of service on the Board was completed in May 2006. In evaluating Ms. Greetham’s status as an independent director of King, the Board considered her service as a director of Ligand Pharmaceuticals, Inc., a company with which King has a contractual relationship. The Board also considered the nature of the relationship between King and Ligand. On the basis of its review, the Board determined that Ms. Greetham’s relationship with Ligand does not affect her status as an independent director of King.

2006 Board Meetings

In 2006, the Board met fourteen times. All directors attended at least 75% of the aggregate of all of the Board meetings and meetings held by committees of which they were members.

Board Committees

The Board has appointed an Audit Committee, a Compensation and Human Resources Committee and a Nominating and Corporate Governance Committee, each member of which has been determined by our Board of Directors to be independent of King pursuant to the listing standards of the New York Stock Exchange. Each of these committees operates pursuant to a written charter, adopted by our Board of Directors. Each charter is available through our website, www.kingpharm.com, by first choosing “Investor Relations” and then “Governance,” and each is also available to any shareholder who requests a copy from our Secretary, 501 Fifth Street, Bristol, Tennessee 37620. The Board has also formed a Risk Committee.

The Audit Committee currently consists of R. Charles Moyer (Chair), Elizabeth M. Greetham, Philip A. Incarnati and D. Greg Rooker. The Audit Committee has the authority and responsibility, among other obligations, to select, retain, compensate, terminate and oversee the work of our independent registered public accounting firm; to assess the qualifications and independence of our independent registered public accounting firm; to pre-approve auditing, audit-related and permitted non-auditing services rendered by our independent registered public accounting firm; to discuss with the independent registered public accounting firm the results of the annual audit and quarterly reviews of financial statements; to review and evaluate management’s conduct of King’s financial reporting processes (including the development and maintenance of systems of internal accounting and financial control); to oversee King’s compliance with certain legal and regulatory requirements; to oversee the performance of King’s internal audit function, which is a responsibility of the Corporate Compliance Office; to monitor compliance with King’s investment policy; and to make reports to the Board periodically with respect to its work. The Board of Directors has determined that each member of the Audit Committee meets the independence, experience and other qualification requirements of the New York Stock Exchange and the Securities and Exchange

Commission and that Dr. Moyer and Ms. Greetham, each of whom serves on the Audit Committee, are “audit committee financial experts,” as defined by the rules of the Securities and Exchange Commission. None of the Committee’s members serves on more than three public company audit committees. The Audit Committee met eight times during 2006.

The Compensation and Human Resources Committee, which currently consists of Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood, has the authority and responsibility, among other obligations, to establish and periodically review a general compensation philosophy for the executive officers; to annually review and approve the corporate goals and objectives upon which the compensation of the chief executive officer (“CEO”) is based, evaluate the CEO’s performance in light of these goals and objectives and determine the CEO’s compensation; to review and approve the recommendations of the CEO with regard to the compensation and benefits of the executive officers; in conjunction with the Nominating and Corporate Governance Committee, to annually review and make recommendations to the Board with respect to the compensation (including any equity-based compensation) of non-employee directors; to oversee the management development process, including an annual review of plans for executive officer succession; and to oversee regulatory compliance with respect to compensation matters. In 2006, the Committee was advised with respect to executive compensation matters by an outside consultant, Hewitt Associates LLC, retained by the Committee. The Compensation and Human Resources Committee met four times during 2006. For additional information regarding Compensation and Human Resources Committee and compensation matters generally, please see the Compensation Discussion and Analysis and related information which begins on page 14.

The Nominating and Corporate Governance Committee currently consists of Gregory D. Jordan (Chair), Earnest W. Deavenport, Jr. and R. Charles Moyer. The Nominating and Corporate Governance Committee has the authority and responsibility, among other obligations, to locate, evaluate and recommend to the Board persons to be nominated for election or appointment as a director; to recommend to the Board a chair and members for each of the Board’s committees; to assist the Board and its Committees in the development and implementation of performance evaluation processes; to review annually our Corporate Governance Guidelines and recommend to the Board any changes that the Committee determines to be necessary or desirable; to assist the Board with the orientation of new directors and continuing education for existing directors; in conjunction with the Compensation and Human Resources Committee, to annually review and make recommendations to the Board with respect to the compensation (including equity-based compensation) of non-employee directors; and to examine annually the independence from King of each non-employee director and deliver to the Board the results of its review. The Nominating and Corporate Governance Committee met six times during 2006.

The Nominating and Corporate Governance Committee may consider, in evaluating potential director nominees, any of the following factors, or other factors, which it determines to be relevant:

•	Character and integrity.

•	Educational background.

•	Business or professional experience, including experience with financial statements, financial reporting, internal controls, executive compensation, corporate governance, employee benefits, manufacturing and regulatory issues or other relevant areas of experience.

•	Familiarity with the principal operations of publicly-traded United States companies.

•	Current or prior relationships with King Pharmaceuticals, Inc. or any of its subsidiaries.

•	The correlation between the candidate’s experience and the Committee’s evaluation of present and future needs of the Board.

If reviewing the qualifications of an incumbent director, the Committee also considers the past performance of the incumbent director.

Shareholders may recommend candidates to the Committee by submitting a written recommendation to the General Counsel, 501 Fifth Street, Bristol, Tennessee 37620. The General Counsel will direct all such correspondence to the Committee.

In order for a written shareholder recommendation to be evaluated by the Committee, it must include all information about the candidate that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. The written recommendation must also be accompanied by the candidate’s written consent to be named in a proxy statement as a nominee, if recommended by the Committee and nominated by the Board, and to serve as a director if appointed or elected. Additional information about the candidate may be requested by the Committee from time to time, either from the recommended person or from the recommending shareholder.

The shareholder must also disclose, with the written recommendation, the number of shares of King’s common stock beneficially owned by the shareholder, the percentage of all outstanding common stock which the shares represent and the period of time the shareholder has beneficially owned the shares. If the shareholder is part of a group of shareholders that is making the recommendation, the shareholder must also disclose the names of the other members of the group and, for each member of the group, the number of shares of King’s common stock beneficially owned by the member, the percentage of all outstanding common stock which the shares represent and the period of time the member has beneficially owned the shares.

Once the Committee has received all required or requested information regarding a particular shareholder-recommended candidate, the Committee will evaluate that candidate according to its established evaluation practices and, based on the results of that evaluation, will determine whether to recommend the candidate to the Board for nomination for election or appointment as a director.

The procedure described above does not preclude a shareholder of record from making nominations of directors to be considered at an annual meeting, provided such nominations are in accordance with King’s bylaws as then in effect.

From time to time, the Committee has retained and paid a consultant to assist it in the process of identifying or evaluating Board candidates. No candidates have been recommended to serve on the Board of Directors by a shareholder or group of shareholders who beneficially owned more than 5% of our common stock.

The Risk Committee currently consists of all directors and is chaired by Mr. Markison. This Committee is responsible for oversight of (i) King’s risk management processes, (ii) risk assessments, (iii) risk mitigation activities, (iv) the adoption of risk tolerances, and (v) the activities and reports of management’s Enterprise Risk Management Committee, which uses an enterprise risk management approach to the management of material risks. This approach is designed to identify, assess, mitigate and manage material risks, and supports the Board’s corporate governance goals and the efforts of management to achieve strategic objectives.

Non-Management Directors

The Board’s non-management directors regularly meet separately from the Board as a whole. King’s Corporate Governance Guidelines provide that the Chairman of the Board, if independent of King, shall serve as presiding director at meetings of the non-management directors. If the Chairman is not an independent director, then the non-management directors annually elect one of their members to serve as presiding director. King’s Non-Executive Chairman of the Board, Mr. Wood, has been determined by the Board to be independent from the company and so serves as presiding director at meetings of the non-management directors.

Mr. Wood plans to step down from his position as Non-Executive Chairman as of the conclusion of the 2007 annual meeting of shareholders, and Mr. Markison, if he is reelected to the Board, will become Chairman of the Board at that time. The Board has determined that, following this transition, Mr. Wood will serve as presiding director at meetings of the non-management directors.

CODE OF CONDUCT AND ETHICS

The Board has adopted a Corporate Code of Conduct and Ethics which applies to all of our directors, officers and employees. The Code appears on our website, www.kingpharm.com and is available to any shareholder who wishes to have a copy (by request to the General Counsel, 501 Fifth Street, Bristol, Tennessee 37620). To the extent permitted by U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) regulations, we intend to disclose information as to any amendments to the Code and any waivers from provisions of the Code for our principal executive officer, principal financial officer, and certain other officers by posting the information on our website.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Interested parties may contact the Board of Directors:

•	by sending correspondence to the attention of the General Counsel, King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620;

•	by sending email to Board@kingpharm.com; or

•	by calling (888) 440-5464 and leaving a voicemail message.

Communications should specify whether they are intended for all directors or only the non-management directors. Any message which does not specify its intended recipients will be treated as if intended for the entire Board. All messages will be reviewed by King’s Legal Affairs Department and its Compliance Department and any message deemed by either department to be substantive will be forwarded to the intended recipients.

King does not have a policy requiring attendance by members of the Board of Directors at the annual meeting, but directors are expected to attend absent unavoidable conflicts. All directors attended the 2006 annual meeting of shareholders except for Ms. Greetham who was outside the country at the time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

Our Corporate Code of Conduct and Ethics provides that no director, officer or employee of King shall permit his or her decisions with respect to the company to be influenced by any interest in, or personal relationship, personal contact or agreement with, King’s suppliers, contractors, customers or others doing business with King. Further, members of a director’s, officer’s or employee’s family are prohibited from receiving compensation, commissions or gifts from any company or organization that deals with King if such receipt could reasonably be construed to influence the director’s, officer’s or employee’s decisions with regard to King’s business. Actual or potential conflict of interest transactions are required to be reported to and reviewed by our Legal Affairs Department or our Compliance Office before they take place. Any change or waiver of these standards for a director or executive officer may be made only by the Board of Directors (with the interested director abstaining) and must be promptly disclosed as required by law or NYSE rules. Further, for any transaction in which a director or officer of King has a direct or indirect interest, King follows the requirements of the Tennessee Business Corporation Act, which requires that:

•	the transaction must be fair to King,

•	the material facts of the transaction and the director’s or officer’s interest must be disclosed or known to the Board of Directors,

•	the Board of Directors must authorize, approve, or ratify the transaction, and

•	if the transaction requires the approval of shareholders, the material facts of the transaction and director’s or officer’s interest must be disclosed or known to the shareholders entitled to vote, and the shareholders authorize, approve, or ratify the transaction.

In addition to being required to report potential conflict transactions to the Legal Affairs Department or the Compliance Office before they take place, directors and all executive officers complete an annual questionnaire regarding their relationship with King and with other entities and persons who have a relationship with King, if any, whether for-profit businesses, non-profit or charitable organizations, civic groups or other entities or persons. These questionnaires are reviewed by the Legal Affairs Department, which advises the Board about any significant information reported.

Transactions with Related Parties

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% shareholders or their family members or other persons which required disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this Report by reference therein.

The Audit Committee is typically appointed by the Board immediately following the annual meeting of shareholders. Since the time of the May 2006 annual meeting, R. Charles Moyer (Chair), Elizabeth M. Greetham and D. Greg Rooker have served on the Audit Committee. Philip A. Incarnati was appointed to the Audit Committee on November 1, 2006. The Board of Directors has determined that each member of the Audit Committee meets the independence, experience and other qualification requirements of the NYSE and the SEC. None of the Committee’s members serves on more than three public company audit committees.

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors which is available on our website at www.kingpharm.com. The charter is also available to any shareholder by request to the Secretary, 501 Fifth Street, Bristol, Tennessee 37620.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of our financial statements and our systems of internal control, in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for expressing an opinion about those statements and controls based upon its audit. The Audit Committee, on behalf of the Board, monitors and reviews the performance of the independent registered public accounting firm and the quality and integrity of internal accounting, auditing and financial reporting practices. The Audit Committee’s other chief duties include:

•	exercising sole authority to retain, compensate, terminate and oversee the work of our independent registered public accounting firm,

•	pre-approving audit, audit-related and permitted non-audit services rendered by our independent registered public accounting firm,

•	reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements and quarterly unaudited financial statements, and determining whether to recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K,

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts or rating agencies, and reviewing such information, to the extent reasonably practicable, prior to its release or distribution,

•	reviewing and approving the written charter and annual work plans of the Compliance Office and the results of internal audits,

•	receiving reports from the Corporate Compliance Officer of any allegation regarding accounting, internal controls or auditing matters or any other substantial compliance issue,

•	establishing and maintaining hiring policies with respect to employees or former employees of the independent auditors,

•	assessing the independent registered public accounting firm’s independence from us, and

•	periodically reporting to the Board regarding the Audit Committee’s activities.

During 2006, the Audit Committee met eight times and regularly held separate executive sessions with the independent registered public accounting firm, PricewaterhouseCoopers LLP, and also with the Chief Financial Officer, the Corporate Compliance Officer and among the Audit Committee members. There were also numerous informal meetings and communications among the Chair, various Audit Committee members, the independent registered public accounting firm and members of management.

As previously disclosed, in light of widespread coverage in the media and elsewhere concerning the backdating of stock options and similar issues at other public companies, the Audit Committee conducted during 2006, with the assistance of outside counsel, a voluntary review of the company’s practices with respect to granting equity-based compensation. The Audit Committee concluded that there was no fraud or manipulation of financial results with the intent to mislead investors, however, the review uncovered immaterial errors associated with option grants.

Management concurred with these conclusions. In connection with the Audit Committee’s findings, the company recognized aggregate non-cash compensation expense of approximately $3.6 million in the third quarter of 2006 to correct immaterial understatements of compensation expense.

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2006. The Audit Committee has also discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”) as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements and internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the quality of King’s accounting policies.

The Audit Committee has obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and King that might bear on the auditors’ independence. This statement conforms to Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees” as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T. The Audit Committee has also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence. The Audit Committee has also considered whether provision of the services described under the section “Audit Fees” is compatible with maintaining the independence of the independent registered public accounting firm.

In October 2005, as part of settlement of a government pricing investigation, the company entered into a five-year corporate integrity agreement (the “CIA”) with the Office of Inspector General of the United States Department of Health and Human Services. In December 2005, the Audit Committee approved management’s recommendation to appoint PricewaterhouseCoopers LLP to serve as the independent review organization (“IRO”) in connection with the requirements of the CIA. PricewaterhouseCoopers LLP acted as IRO during 2006. The Audit Committee has considered whether the service of PricewaterhouseCoopers LLP as IRO is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee is satisfied that PricewaterhouseCoopers LLP is independent of King.

Based upon the results of the inquiries and actions discussed above, in reliance upon information from management and the independent registered public accounting firm, and subject to the limitations of its role, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The Members of the Audit Committee
of the Board of Directors

R. Charles Moyer (Chair)
Elizabeth M. Greetham
Philip A. Incarnati
D. Greg Rooker

KING STOCK OWNERSHIP

The following table sets forth certain information regarding the ownership of the common stock as of April 9, 2007, for (i) each person who owns more than 5% of the common stock, (ii) each director, nominee for director and executive officer of King, and (iii) all executive officers and directors of King as a group.

	Beneficial Ownership of Common Stock (1)(2)
Executive Officers, Directors and 5% Shareholders	Number of Shares	Percentage Outstanding Shares
Brian A. Markison (3)	472,093	*
Joseph Squicciarino (4)	99,979	*
Stephen J. Andrzejewski (5)	172,991	*
Frederick Brouillette, Jr. (6)	160,532	*
Eric J. Bruce (7)	53,603	*
Eric G. Carter (8)	18,260	*
James W. Elrod (9)	57,123	*
James E. Green (10)	69,409	*
Earnest W. Deavenport, Jr. (11)	61,760	*
Elizabeth M. Greetham (12)	31,831	*
Philip A. Incarnati	—	*
Gregory D. Jordan (13)	46,927	*
R. Charles Moyer (14)	60,393	*
D. Greg Rooker (15)	137,528	*
Ted G. Wood (16)	80,387	*
All executive officers and directors as a group (15 persons) (17)	1,522,816	*
Lord, Abbett & Co. LLC (18)	19,567,950	8.04%
Barclays Global Investors, NA. (19)	29,607,447	12.16%

*	Less than 1%.
(1)	Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 243,511,495 shares issued and outstanding as of April 9, 2007. Options to purchase shares which are exercisable or become exercisable within 60 days of April 9, 2007 and restricted stock units convertible into common stock within 60 days of April 9, 2007 are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2)	Attached to each share of common stock is a preferred share purchase right to acquire one one-thousandth of a share of the company’s Series A Junior Participating Preferred Stock, no par value per share, which preferred share purchase rights are not presently exercisable.
(3)	Includes 267,813 shares issuable upon the exercise of options and 204,280 shares of restricted stock.
(4)	Includes 7,652 shares issuable upon the exercise of options and 92,327 shares of restricted stock.
(5)	Includes 105,471 shares issuable upon the exercise of options and 67,520 shares of restricted stock.
(6)	Includes 131,222 shares issuable upon the exercise of options and 29,310 shares of restricted stock.
(7)	Includes 5,471 shares issuable upon the exercise of options and 48,132 shares of restricted stock.
(8)	Includes 18,260 shares of restricted stock.
(9)	Includes 24,923 shares issuable upon the exercise of options and 32,200 shares of restricted stock.
(10)	Includes 1,760 shares held individually, 47,199 shares issuable upon the exercise of options and 20,450 shares of restricted stock.
(11)	Includes 1,500 shares held individually and 53,333 shares issuable upon the exercise of options and 6,927 restricted stock units convertible into common stock within 60 days of April 9, 2007.
(12)	Includes 24,904 shares issuable upon the exercise of options and 6,927 restricted stock units convertible into common stock within 60 days of April 9, 2007.
(13)	Includes 40,000 shares issuable upon the exercise of options and 6,927 restricted stock units convertible into common stock within 60 days of April 9, 2007.
(14)	Includes 133 shares held individually and 53,333 shares issuable upon the exercise of options and 6,927 restricted stock units convertible into common stock within 60 days of April 9, 2007.
(15)	Includes 26,418 shares held individually, 850 shares held by The Jason Foundation, and 103,333 shares issuable upon the exercise of options and 6,927 restricted stock units convertible into common stock within 60 days of April 9, 2007.
(16)	Includes 46,666 shares held individually and 26,794 shares issuable upon the exercise of options and 6,927 restricted stock units convertible into common stock within 60 days of April 9, 2007.

(17)	Includes 891,448 shares subject to options exercisable, and 41,562 restricted stock units convertible into common stock, within 60 days of April 9, 2007.
(18)	Based on information provided by Lord, Abbett & Co. LLC as of March 30, 2007. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, 11th Floor, Jersey City, New Jersey 07302.
(19)	Based on a Schedule 13G filed on January 23, 2007 with the SEC by Barclays Global Investors, NA. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

The fundamental goal of our compensation program is to build long-term shareholder value. In order to accomplish that goal, we must attract and retain exceptionally talented and capable executives, and we must provide those executives with incentives that motivate and reward them for achieving King’s immediate and longer-term operational, financial and scientific goals. To this end, our executive compensation is guided by the following key principles:

•	that executive compensation should depend upon company and individual performance;

•	that the interests of executives should be closely aligned with those of shareholders through equity-based compensation; and

•	that compensation should be appropriate and fair in comparison to the compensation provided to similarly situated executives within the pharmaceutical industry and within other publicly-traded companies of King’s size and complexity.

Vital to our compensation program are the decisions of, and guidance from, the Compensation and Human Resources Committee of our Board of Directors. This Committee (which we refer to, for purposes of this analysis, as “the Committee”) is composed entirely of directors who are independent of King under the independence standards established by the NYSE, the securities exchange where our common stock is traded. The Committee operates pursuant to a written charter adopted by the Board. If you would like to review the Committee’s charter, it is freely available on our website, www.kingpharm.com, by first choosing “Investor Relations” and then “Governance.” It is also available to any shareholder who requests a copy from our Secretary, James W. Elrod, at 501 Fifth Street, Bristol, Tennessee 37620.

The Committee has the authority and responsibility to establish and periodically review our executive compensation principles, described above. Importantly, the Committee also has sole responsibility for determining the corporate goals and objectives upon which the compensation of the chief executive officer (the “CEO”) is based, for evaluating the CEO’s performance in light of these goals and objectives and for determining the CEO’s compensation, including his equity-based compensation.

The Committee also reviews and approves the recommendations of the CEO with regard to the compensation and benefits of other executive officers. In accomplishing this responsibility, the Committee meets regularly with the CEO, approves cash and equity incentive objectives of the executive officers, reviews with the CEO the accomplishment of these objectives and approves the base salary and other elements of compensation for the executive officers. The Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation, and it made a number of such modifications in 2006.

The Committee also annually reviews, and makes recommendations to the Board about, the compensation of non-employee directors (a function it performs in conjunction with the Board’s Nominating and Corporate Governance Committee).

During 2005, the Committee recommended the adoption of a new Incentive Plan to replace our existing stock option plans, and it was approved by our shareholders in May 2005. The Incentive Plan provides for the grant of various equity awards, such as stock options, restricted stock and performance share units, as well as cash incentive awards, to King’s employees and directors. The Committee is responsible for administering this Plan and it has sole authority to make grants to the CEO or any other executive officer.

In conjunction with its responsibilities related to executive compensation, the Committee also oversees the management development process, reviews plans for executive officer succession and performs various other functions.

The Committee consults regularly with an outside compensation consulting firm retained by the Committee. As it makes decisions about executive compensation, the Committee frequently obtains data from its consultant regarding current compensation practices and trends among United States companies in general and pharmaceutical and biosciences companies in particular, and reviews this information with its consultant. The Committee also discusses various other compensation matters with its consultant, both during the course of the Committee’s regular meetings and in private meetings. In addition, the Chairman of the Committee is in regular contact with the consultant and with management outside of Committee meetings regarding matters being considered or expected to be considered by the Committee. During 2006, the Committee was advised by Hewitt Associates LLC, a global human resources consulting firm. For 2007, the Committee has retained James F. Reda and Associates as consultant.

Please note that throughout the discussion that follows the individuals who served as Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 28, are referred to as the “named executive officers.” At some points in the discussion we also refer more generally to our “executive officers,” the larger group of executives whose compensation requires the approval of the Committee under the terms of its charter.

Our 2006 Compensation Program

In 2006, the Committee’s approach to compensation was multidimensional. This approach was intended to focus our executives on accomplishing our immediate and longer-term objectives, and it had as its ultimate object sustained growth in shareholder value. This approach was intended to compensate executives at levels at or near the median levels of compensation offered by other pharmaceutical companies similar in size to King and with whom we compete.

In making decisions about the elements of 2006 compensation, the Committee not only considered available market information about each element but also considered aggregate compensation for each executive. Base salary provided core compensation to executives, but it was accompanied by:

•	the potential for incentive-based cash compensation based upon our 2006 financial results and, in some cases, individual or departmental operational objectives,

•	various forms of equity compensation, including some grants based upon 2006 financial results and others based upon our total shareholder return, relative to our peer companies, during 2006, 2007 and 2008,

•	various benefits and perquisites, and

•	the potential for post-termination compensation under some circumstances.

Summary of 2006 Compensation Elements

The table below provides detailed information regarding each element of the 2006 compensation program.

	Compensation Element Overview	Purpose of the Compensation Element
Base Salary
Base salary pays for competence in the executive role. An executive’s salary level depends on the scope of his or her responsibilities, individual performance, and the relationship to amounts paid to other executives at peer companies.
To provide competitive fixed compensation based on sustained performance in the executive’s role and competitive market practice.
Short-Term Incentives
Executive Management Incentive Award (EMIA)
The EMIA program rewards with cash awards annual achievement of overall corporate financial objectives and, in some cases, specific individual or departmental operational objectives.
•  In 2006, objectives for the Chief Executive Officer, Chief Financial Officer and Chief Commercial Officer were tied solely to King’s achievement of 2006 earnings per share and/or revenue targets.
• Rewards for other executives were based on the achievement of both earnings per share targets and operational objectives specific to the executive’s department or function.
To motivate and focus our executive team on the achievement of our annual performance goals.

	Compensation Element Overview	Purpose of the Compensation Element
Long-Term Incentives
Stock Options
Stock options reward sustained stock price appreciation and encourage executive retention during a three-year vesting term and a ten-year option life.

Performance Share Units (PSUs)
(One-Year Performance Period + Two-Year Vesting Period)
One-Year PSUs encourage achievement of annual earnings per share and revenue targets and encourage executive retention over the additional two-year vesting period.

Participants may earn either 0% or between 50% and 200% of a targeted number of PSUs based on King’s performance against annual earnings per share and revenue targets. Payout of earned units is deferred for an additional two years. The potential value of a participant’s units increases and decreases according to King’s stock price performance during the vesting period.

Performance Share Units
(Three-Year Performance Period)
Three-Year PSUs reward achievement of King’s three-year total shareholder return (stock price appreciation plus dividends) for the period 2006 through 2008 versus the returns of companies in the Dow Jones U.S. Pharmaceuticals Index.

Participants may earn either 0%, or between 50% and 200% of a targeted number of PSUs based on King’s three-year total shareholder return performance as compared to the performance of companies in the index.

Restricted Stock
Restricted stock rewards sustained stock price appreciation and encourages executive retention during its three-year vesting term.

The value of participants’ restricted stock increases and decreases according to King’s stock price performance during the vesting period and thereafter.

We strive to deliver a balanced long- term incentive portfolio to executives, focusing on (a) share price appreciation, (b) retention, (c) internal financial objectives, and (d) performance against peer companies.

The primary objectives of the overall design are:

•  to align management interests with those of shareholders,
•  to increase management’s potential for stock ownership opportunities (all awards are earned in shares),
•  to attract and retain excellent management talent, and
•  to reward growth of the business, increased profitability, and sustained shareholder value.

The overall value of target grants for each executive was determined by multiplying the executive’s base salary by a percentage that approximates the median percentage used for similarly situated executives in comparable companies. The estimated relative values of the elements of the long-term incentive portfolio are as follows:

•  Stock Options
25%
•  Perf. Share Units – One-Year
30%
•  Perf. Share Units – Three-Year
20%
•  Restricted Stock
25%

We believe that the weighting of these incentives gives appropriate emphasis to each of the various goals of the compensation program.

Compensation Element Overview	Purpose of the Compensation Element
Benefits	In General
Executives participate in employee benefit plans available to all employees of King, including health, life insurance and disability plans. The cost of these benefits is partially borne by the employee. More highly compensated employees, such as the named executive officers, pay a greater percentage of benefit costs than do other employees.

401(k) Plan
Executives may participate in King’s 401(k) retirement savings plan, which is available to all employees. In 2006, the company matched employees’ contributions to the plan, up to 4% of their base salary, subject to regulatory limits. Beginning in 2007, King began matching contributions up to 5% of base salary. During 2006, the company paid the fees associated with participation in the 401(k) plan. Beginning in 2007, employees became responsible for paying these fees.

Non-Qualified Deferred Compensation Plan
Executives may participate in King’s Non-Qualified Deferred Compensation Plan, which is available to the 7-8% most highly compensated employees.

Life Insurance
King provides life insurance benefits to all employees. The coverage amount for executives is $500,000 and premiums paid for coverage above $50,000 are treated as imputed income to the executive.

Disability Insurance
King provides short-term and long-term disability insurance to employees which would, in the event of disability, pay an employee two-thirds of his or her base salary.	These benefits are designed to attract and retain employees and provide security for their health and welfare needs. We believe that these benefits are reasonable, competitive and consistent with King’s overall executive compensation program.

Compensation Element Overview	Purpose of the Compensation Element
Perquisites	King does not utilize perquisites or personal benefits extensively. The few perquisites that are provided complement other compensation vehicles and enable the company to attract and retain key executives. These perquisites include:

•  financial planning and tax services, not to exceed $11,000 annually, and
•  limited personal use of corporate aircraft.
We believe these benefits better allow us to attract and retain superior employees for key positions, allow our executive team to work more efficiently and limit distractions from King’s business.

•  Financial planning and tax services (a) allow our executive team to optimize the value of their compensation and our benefit programs, (b) facilitate a balanced investment strategy, and (c) allow the executive team to stay focused on King’s business issues by reducing time spent on personal financial matters.
•  The Compensation and Human Resources Committee of our Board of Directors is responsible for determining the general parameters for personal use of corporate aircraft by executives, and that committee regularly reviews such usage, including usage by the Chief Executive Officer. Further, each use of a corporate aircraft by an executive for personal purposes (1) requires the specific approval of the Chief Executive Officer, (2) is only allowed if it would not interfere with King’s operations, and (3) results in imputed income to the executive according to Internal Revenue Code and Department of Transportation requirements. The incremental cost of aircraft use by the named executive officers to the company is included in column (j) of the Summary Compensation table and the additional table detailing “All Other Compensation” beginning on page 28.

Compensation Element Overview	Purpose of the Compensation Element
Post-Termination Pay	Severance Plan
King’s Severance Pay Plan: Tier I is designed to pay severance benefits to an executive for a qualifying separation. It is also designed to pay an enhanced benefit for a qualifying separation in connection with a change of control. For the Chief Executive Officer, the Severance Pay Plan: Tier I provides for a payment of two times the sum of base salary plus target cash incentive award upon the occurrence of termination events and three times the sum of base salary plus target cash incentive award upon the occurrence of termination events following a change in control. For the other named executive officers, the Severance Pay Plan: Tier I provides for a payment of one and one-half times the sum of base salary plus target cash incentive award upon the occurrence of termination events and two times the sum of base salary plus target cash incentive award upon the occurrence of termination events following a change in control. The Severance Pay Plan: Tier I covers all of the named executive officers. For additional information regarding the Severance Pay Plan: Tier I see the section entitled “Post-Termination Payments” beginning on page 32.

Offer Letters
Some of the named executive officers agreed to the terms of offer letters in connection with their accepting positions at King. Offer letters between King and Mr. Markison and between King and Mr. Squicciarino address severance matters. For information regarding the terms of these offer letters, please see the section entitled “Post-Termination Payments” beginning on page 32.	The Severance Pay Plan: Tier I is intended (1) to allow executives to concentrate on making decisions in the best interests of King (or any successor organization in the event that a change of control is to occur), and (2) generally alleviate an executive’s concerns about the loss of his or her position without cause.

We regularly use offer letters in connection with the hiring of new employees. These letters have contained provisions related to post-termination pay and benefits when necessary to provide short-term employment security to newly-hired executives.

The use of the above compensation tools enables King to reinforce its pay for performance philosophy as well as to strengthen its ability to attract and retain high-performing executive officers. The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value creation, and encourages executive recruitment and retention in a high-performance culture.

Market Data and Our Comparator Group

In determining 2006 compensation for the named executive officers, the Committee relied on market data provided by its consultant, Hewitt Associates. This information was principally related to a group of 21 comparator companies similar in size to King with median revenues of $1.3 billion to $3 billion (we refer to this group of companies as the “Comparator Group”). Information on these companies was derived from two sources: (1) pharmaceutical industry information from published and proprietary third-party survey sources, and (2) publicly-available information appearing in the proxy statements of these companies. The members of the Comparator Group were:

Allergan, Inc.	Forest Laboratories, Inc.	NBTY, Inc.
Alpharma Inc.	Genentech, Inc.	Par Pharmaceutical
Barr Pharmaceuticals, Inc.	Genzyme Corp.	Parexel International
Cephalon Inc.	Gilead Sciences	Perrigo Co.
Chiron Corp.	Hospira Inc.	Pharma Product Development
Dade Behring Holdings	Medicis Pharmaceutical Corp.	Valeant Pharmaceuticals
Endo Pharmaceuticals	Mylan Pharmaceuticals	Watson Pharmaceuticals, Inc.

We plan to evaluate the Comparator Group on an annual basis and revise it as necessary to ensure that it continues to be appropriate for benchmarking our executive compensation program.

Base Salary

Base salaries for the named executive officers are intended, in general, to approximate median salaries for similarly situated executives among Comparator Group companies. A number of additional factors are considered, however, in determining base salary, such as the executive’s individual performance, his or her experience and tenure, internal compensation consistency, the need to attract new, talented executives, and the company’s overall annual budget. Base salaries are generally reviewed on an annual basis, but different officers’ salaries have been reviewed at different times throughout the year. Beginning with 2008 compensation, the Committee plans to review base salaries of the executive officers such that any adjustments occur as of the beginning of the year.

2006 salaries for Messrs. Markison and Elrod, King’s CEO and General Counsel, respectively, were lower than the median for comparable positions among members of the Comparator Group. This difference existed because these officers were relatively new to their positions. Base salary adjustments for Messrs. Squicciarino, Andrzejewski and Bruce were effective on August 1, 2006, based on their performance since August 2005. Mr. Andrzejewski’s base salary was increased by $15,200 to $395,200, Mr. Bruce’s base salary was increased by $15,200 to $395,200 and Mr. Squicciarino’s base salary was increased by $36,080 to $487,080. Mr. Squicciarino’s base salary was increased, effective January 1, 2007, by $24,354 to $511,434 in recognition of his continuing contributions to the company. Mr. Elrod’s salary was also increased, effective January 1, 2007, by $40,200 to $375,200. Mr. Markison’s base salary was increased by $125,000 to $950,000, effective March 21, 2007 in recognition of his contributions to King since August 2005, the time of Mr. Markison’s most recent base salary adjustment.

2006 Executive Management Incentive Award

Design

In March 2006, the Committee approved the 2006 Executive Management Incentive Award (or “EMIA”) program. This program allowed executive officers the opportunity to earn cash awards upon the accomplishment of 2006 earnings per share and revenue objectives and/or a number of individual operational objectives. The relative weighting of these objectives for each executive depended upon the executive’s ability to affect the accomplishment of the objective and upon the importance of the objective to King’s overall success. Shown below are the weights of the various goals for each named executive officer.

Performance Measures	Brian A. Markison President and CEO	Joseph Squicciarino Chief Financial Officer	Stephen J. Andrzejewski Chief Commercial Officer	Eric J. Bruce Chief Technical Operations Officer	James W. Elrod General Counsel
Earnings Per Share	75%	100%	25%	50%	50%
Revenues	25%	0%	75%	0%	0%
Individual Operational Objectives	0%	0%	0%	50%	50%

Based on market data provided by its consultant, the Committee formulated potential EMIA awards which approximated the 50th percentile among Comparator Group companies, expressed as percentages of base salary. Actual payouts depended upon the degree to which objectives were accomplished as well as the weight accorded to each objective, as described above. The table below shows the potential payout amounts for each of the named executive officers, expressed as percentages of base salary.

Performance Level	Brian A. Markison	Joseph Squicciarino	Stephen J. Andrzejewski	Eric J. Bruce	James W. Elrod
Maximum/Outstanding	200%	140%	120%	120%	100%
Target	100%	70%	60%	60%	50%
Threshold	50%	35%	30%	30%	25%
Below threshold	0%	0%	0%	0%	0%

The Committee also determined that, if earnings per share and revenue results were between the threshold and target objectives, or between the target and maximum objectives, straight-line interpolation would be applied to determine the appropriate payout percentage.

As discussed above, each named executive officer’s objectives for 2006 included company revenue and/or earnings per share targets. The Committee reviewed and approved these targets following discussions with management, a review of our historical results, consideration of the various circumstances facing the company during 2006 and taking into account the expectations of our annual plan. The 2006 revenue and earnings per share EMIA targets approved by the Committee are detailed in the table below.

Objective	Threshold	Target	Stretch
Revenues*	$1.67 billion	$1.856 billion	$1.949 billion
Earnings per share*	$1.36	$1.60	$1.68

*	For purposes of determining achievement of the EMIA targets, these measures exclude certain categories of non-recurring items that the Committee believes do not reflect the performance of King’s core continuing operations. The Committee identified the categories to be excluded at the same time it set the EMIA targets.

Operational objectives for Mr. Bruce related to manufacturing optimization, operational excellence development, organizational development and management of specific manufacturing and product-related projects. Mr. Elrod’s objectives related to intellectual property matters and company agreements, development of various corporate policies and procedures, implementation of new electronic recordkeeping systems and enhancement of King’s business continuity plans.

All payouts to executive officers under the 2006 EMIA were contingent upon the Committee’s review and certification of the degree to which King achieved the 2006 EMIA financial objectives, and, in the case of those having operational objectives, upon the Committee’s certification of the degree to which these operational objectives had been achieved. The program provided that no payout for any objective would occur in the event that the company failed to achieve at least 60% of target earnings per share.

The 2006 EMIA program provided that the Committee could, in its discretion: reduce or eliminate any EMIA in the event it determined it to be in the best interests of the company to do so; accelerate an EMIA payment, provided such payment was reduced to reasonably reflect present value; delay payment of any EMIA and adjust the amount of the payment based on a reasonable rate of interest or an actual predetermined investment; or amend or terminate the EMIA program. The Committee did not take any of these actions in connection with the 2006 EMIA program.

Results

In February 2007, the Committee reviewed and certified King’s 2006 financial results for purposes of the EMIA program, determining that the stretch objective was met for both the earnings per share objective and the revenue objective. The Committee also reviewed and certified the performance of those executive officers who had operational objectives, determining that these operational objectives were achieved to varying degrees. The named executive officers received the following payments in connection with the 2006 EMIA program:

Officer	2006 EMIA Payout	Percentage of Base Salary
Brian A. Markison President and Chief Executive Officer	$1,650,000	200%

Joseph Squicciarino Chief Financial Officer	$652,446	140%

Stephen J. Andrzejewski Chief Commercial Officer	$463,600	120%

Eric J. Bruce Chief Technical Operations Officer	$428,830	111%

James W. Elrod General Counsel	$335,000	100%

Awards made to named executive officers under the 2006 EMIA program are also reflected in column (g) of the Summary Compensation Table on page 28.

2006 Long Term Incentive Awards (LTIA)

Design

The Committee believes that long-term equity incentives are an important part of a complete compensation package because they focus executives on achieving King’s long-term goals, align the interests of executives with those of shareholders, encourage sustained stock performance and help to retain executives.

Prior to the approval of the Incentive Plan by shareholders in 2005, King’s equity grants consisted only of stock options. The Incentive Plan expanded very significantly the types of equity vehicles which the Committee could grant to executives. In February 2006, the Committee granted four different types of incentive awards to executives, each designed to emphasize particular elements of the company’s immediate and long-term objectives and to retain key executives. We refer to these four grants collectively as the 2006 Long Term Incentive Awards (LTIA). The four types of grants were:

•	stock options, becoming exercisable over three years (33%, 33% and 34% on each anniversary) and having a total term of ten years,

•	shares of restricted stock, vesting in full three years from the date of grant,

•	one-year performance share units, the exact number of which could range between 0% and 200% of a target number depending upon King’s 2006 earnings per share and revenue performance (applying the same financial targets as discussed above regarding the EMIA), then subject to a two-year holding period, after which each PSU is to be paid with one share of common stock (“One-Year PSUs”), and

•	three-year performance share units, to be paid in common stock at the end of three years, with the number of shares to be paid ranging between 0% and 200% of a target number depending upon King’s total shareholder return over the years 2006 through 2008 as compared to the total shareholder return of the stocks making up the Dow Jones U.S. Pharmaceutical Index (“Three-Year PSUs”).

The Committee assessed the appropriate overall value of these equity grants to executives by reviewing survey results and other market data provided by its consultant. This information included the value of equity grants made to similarly situated executives among the Comparator Group. The overall value of LTIA grants for each executive was determined by multiplying the executive’s base salary by a percentage that approximates the median percentage used for similarly situated executives in the Comparator Group. These percentages were 210% of base salary for Mr. Markison, 165% for Mr. Squicciarino, 140% for Mr. Andrzejewski and Mr. Bruce and 95% for Mr. Elrod.

In determining the overall value of LTIA grants, the Committee also considered the potential value of equity compensation relative to other elements of compensation for each named executive officer. It likewise assessed the appropriate distribution of equity value among the four grant types, as well as the corporate objectives each type of grant was intended to encourage executives to address (please see the section above called “Summary of 2006 Compensation Elements” and the sections below called “Performance Share Units” and “Stock Options and Restricted Stock” for more information about the purposes of each grant type). Based on consideration of these issues, the Committee determined that 25% of the estimated equity grant value should be in the form of stock options, another 25% should be in the form of restricted stock, 30% should be derived from One-Year PSUs and the remaining 20% should be in the form of Three-Year PSUs.

Performance Share Units

Each executive officer had the opportunity to earn One-Year PSUs, the exact number of which depended upon King’s accomplishment of 2006 earnings per share and/or revenue performance (the same financial targets as discussed above regarding the EMIA on page 22, with equal weights). The Committee determined for each executive officer a target number of One-Year PSUs, taking into account the value of the PSUs relative to other elements of the 2006 LTIA program, relative to the executive’s base salary and overall compensation. The target numbers of One-Year PSUs for the named executive officers appear in the table below.

Officer	Target One-Year PSUs
Brian A. Markison	34,290
Joseph Squicciarino	14,730
Stephen J. Andrzejewski	10,530
Eric J. Bruce	10,530
James W. Elrod	6,300

Under the terms of the One-Year PSUs, achievement of objectives would result in payouts as follows, with performance falling between defined objective levels determined by interpolation between the defined levels.

Performance Level	Payout (as a percentage of Target)
Outstanding or greater	200%
Target	100%
Threshold	50%
Below Threshold	0%

Each executive officer similarly has the opportunity to earn Three-Year PSUs, the exact number of which depends upon King’s total shareholder return for the years 2006 through 2008 relative to the companies making up the Dow Jones U.S. Pharmaceutical Index. The Committee determined for each executive officer a target number of Three-Year PSUs, taking into account the value of the PSUs relative to other elements of the 2006 LTIA program, relative to the executive’s base salary and overall compensation. The target numbers of Three-Year PSUs for the named executive officer appear in the table below.

Officer	Target Three-Year PSUs
Brian A. Markison	24,290
Joseph Squicciarino	10,430
Stephen J. Andrzejewski	7,460
Eric J. Bruce	7,460
James W. Elrod	4,460

Under the terms of the Three-Year PSUs, achievement of objectives would result in payouts as follows, with performance falling between defined objective levels determined by interpolation between the defined levels.

King’s Total Shareholder Return Percentile Rank among Dow Jones U.S. Pharmaceuticals Index Companies	Payout (as a percentage of Target)
>70th percentile	200%
70th percentile	200%
50th percentile	100%
30th percentile	50%
<30th percentile	0%

Stock Options and Restricted Stock

The stock options and restricted stock granted as part of the 2006 LTIA were designed to reward sustained stock price appreciation and to encourage executive retention during a three-year vesting term and, in the case of stock options, a ten-year option life. Grants of stock options and restricted stock were not contingent upon any conditions. Stock options become exercisable approximately in thirds on the first three anniversaries of the date of grant. Restricted stock vests in full on the third anniversary of the date of grant.

Results

In February 2007, the Committee reviewed and certified the 2006 financial results for purposes of the One-Year PSUs and determined that the stretch objective had been met for the earnings per share and revenue objectives associated with those grants. The number of PSUs granted to each executive officer was therefore determined to be 200% of the target number of PSUs previously established for that officer. These PSUs are now subject to a restricted period which ends on December 31, 2008. These awards are detailed in column (e) in the Summary Compensation Table and also in the Grants of Plan Based Awards table, each below.

King’s total shareholder return performance for 2006 placed it in the 43rd percentile relative to the companies of the Dow Jones Pharmaceutical Index. If this percentile represented King’s performance during the entire performance period for the Three-Year PSUs, the payout under the Three-Year PSUs would be 82% of the target number of shares established for each executive officer.

Perquisites and Other Benefits

We provide named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

During 2006, King matched employees’ contributions to the King Pharmaceuticals, Inc. 401(k) Retirement Savings Plan, up to 4% of an employee’s base salary, subject to regulatory limits. Contributions by the named executive officers were matched in this way, subject to the limitations of the Plan and applicable law. Beginning in 2007, King matches contributions to the 401(k) plan up to 5% of the contributing employee’s base salary. The named executive officers are also provided financial planning assistance, the costs of which are grossed-up.

The Compensation and Human Resources Committee of our Board of Directors is responsible for determining the general parameters for personal use of corporate aircraft by executives, and that committee regularly reviews such usage, including usage by the Chief Executive Officer. The Committee has adopted a policy permitting limited personal use of corporate aircraft by the named executive officers and others. Personal use must not conflict with the needs of the company, and must be specifically approved by the Chief Executive Officer. Personal flights are treated as income to the employee pursuant to the Standard Industry Fare Level standards established by the U.S. Department of Transportation. The incremental cost to King of personal aircraft use by the named executive officers is included in column (j) of the Summary Compensation table and the additional tables detailing “All Other Compensation” beginning on page 28.

King provides life insurance for executive officers which would, in the event of death, pay $500,000 to designated beneficiaries. Premiums paid for coverage above $50,000 are treated as imputed income to the executive. King also provides short-term and long-term disability insurance which would, in the event of disability, pay the executive officer two-thirds of his base salary. Executive officers participate in other qualified benefit plans, such as medical insurance plans, in the same manner as all other employees. Highly compensated employees such as the named executive officers pay a larger portion of the premiums for these benefit plans than other employees do.

The King Pharmaceuticals, Inc. Executive Deferred Compensation Plan is a tax deferred compensation program for a limited number of executives, including the named executive officers. It provides a tax-favorable vehicle for deferring cash compensation, including base salary and awards pursuant to the Executive Management Incentive Award program. Under the plan, an executive may defer up to 75% of his or her base salary and up to 90% of annual incentive pay. Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among twelve available funds and five available model portfolios. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years for retirement or termination distributions, or up to five years for scheduled in-service withdrawals. There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts.

Attributed costs of the personal benefits available to the named executive officers for the fiscal year ended December 31, 2006, are included in column (i) of the Summary Compensation Table on page 28.

Severance and Change of Control Benefits

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior executives and are generally required by the competitive recruiting environment within our industry. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are designed to alleviate an executive’s concerns about the loss of his or her position without cause. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our shareholders. For a detailed discussion of potential severance and change of control benefits, see “Post-Termination Payments,” beginning on page 32.

Share Ownership Guidelines

During 2006, the Committee considered the adoption of share ownership guidelines, discussing the matter with management and with its consultant. The Committee also reviewed information about the use of these guidelines in companies of King’s size and among pharmaceutical companies generally. Based on these reviews, the Committee determined not to adopt ownership guidelines but to continue studying the issue.

Timing of Committee Meetings and Grants; Option Pricing

The Committee typically holds four regular meetings each year, and the timing of these meetings is generally established during the prior year. The Committee holds special meetings from time to time as its workload requires. Historically, annual grants of equity awards have typically been accomplished at a meeting of the Committee in March of each year. Individual grants (for example, associated with the hiring of a new executive officer) may occur at any time of year. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price of each stock option awarded to our executive officers is the closing price of our common stock on the date of grant.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an executive officer’s compensation that exceeds $1.0 million per year unless the compensation is paid under a performance-based plan that has been approved by shareholders. The Committee believes that it is generally preferable to comply with the requirements of Section 162(m) through, for example, the use of our Incentive Plan, which shareholders approved in May 2005. However, to maintain flexibility in compensating executive officers in a manner that attracts, rewards and retains high quality individuals, the Committee may elect to provide compensation outside of those requirements when it deems appropriate. The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the company.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” which requires the recognition of the fair value of stock-based compensation in earnings. FAS 123(R) has not had a significant impact on decisions related to King’s compensation programs.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Compensation and Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this Report by reference therein.

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Human Resources Committee
of the Board of Directors

Earnest W. Deavenport, Jr. (Chair)
Gregory D. Jordan
Ted G. Wood

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation paid to the company’s named executive officers for 2006.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the year ended December 31, 2006. Amounts listed under column (g), “Non-Equity Incentive Plan Compensation”, were determined by the Compensation Committee, pursuant to the terms of the 2006 Executive Management Incentive Award program, at its February 20, 2007 meeting and, to the extent not deferred by an executive, were paid shortly thereafter.

Based on the dollar amounts recognized for financial statement reporting purposes for equity incentives for the fiscal year ended December 31, 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 21% of the total compensation of the named executives, equity-based incentive compensation accounted for approximately 43% of total compensation, non-equity incentive compensation accounted for approximately 32% of total compensation and other compensation accounted for approximately 4% of total compensation.

There are no above-market or preferential earnings on deferred compensation. Consequently, the table does not include earnings on deferred amounts. None of the named executive officers is eligible for pension benefits as King does not have a defined benefit program.

(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Name And Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Brian A. Markison President and Chief Executive Officer	2006	$825,000	$1,398,615	$947,317	$1,650,000	$171,542	$4,992,474

Joseph Squicciarino Chief Financial Officer	2006	$466,033	$830,040	$64,914	$652,446	$59,029	$2,072,462

Stephen J. Andrzejewski Chief Commercial Officer	2006	$386,333	$481,733	$273,438	$463,600	$37,624	$1,642,728

Eric J. Bruce Chief Technical Operations Officer	2006	$386,333	$381,266	$46,412	$428,830	$36,439	$1,279,280

James W. Elrod General Counsel	2006	$327,402	$250,130	$73,084	$335,000	$178,038	$1,163,654

(1)	The amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and include amounts from awards granted during and prior to 2006. Assumptions used in the calculation of these amounts are described in Note 20 to the company’s financial statements for the year ended December 31, 2006, included in the company’s Annual Report on Form 10-K that was filed with the SEC on March 1, 2007. All awards were made under the company’s Incentive Plan or its predecessor plan, the 1997 Stock Option Plan for Employees of King Pharmaceuticals, Inc., and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2006, there were no forfeitures of awards related to service-based vesting conditions for the named executive officers.
(2)	Cash incentive awards pursuant to the 2006 Executive Management Incentive Award (EMIA) program.
(3)	The following two tables detail “All Other Compensation” received by each named executive officer.

Name	Perquisites and Other Personal Benefits	Relocation Payments	401(k) Matching Contributions	Tax Reimbursements	Total Other Compensation
Brian A. Markison	$161,706	$0	$8,800	$1,036	$171,542
Joseph Squicciarino	$49,081	$0	$8,800	$1,148	$59,029
Stephen J. Andrzejewski	$20,990	$0	$8,800	$7,834	$37,624
Eric J. Bruce	$17,678	$4,601	$8,800	$5,360	$36,439
James W. Elrod	$11,000	$122,307	$8,800	$35,931	$178,038

Type of Compensation	Brian A. Markison	Joseph Squicciarino	Stephen J. Andrzejewski	Eric J. Bruce	James W. Elrod
Perquisites
Financial planning and tax services	$11,000	$5,500	$10,000	$11,000	$11,000
Personal use of corporate aircraft(1)	$150,706	$43,581	$0	$6,678	$0
Other(2)	$0	$0	$10,990	$0	$0
Total Perquisites	$161,706	$49,081	$20,990	$17,678	$11,000

Relocation Payments	$0	$0	$0	$4,601	$122,307

401(k) Matching Contributions	$8,800	$8,800	$8,800	$8,800	$8,800

Tax Reimbursements
Financial planning and tax services	$1,036	$1,148	$2,861	$3,130	$1,696
Relocation payments	$0	$0	$0	$2,230	$34,235
Other(2)	$0	$0	$4,973	$0	$0
Total Tax Reimbursements	$1,036	$1,148	$7,834	$5,360	$35,931

Total All Other Compensation	$171,542	$59,029	$37,624	$36,439	$178,038

(1)	Includes the aggregate incremental cost to King of: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.
(2)	Relates to a trip to reward King’s top sales performers.

We regularly use offer letters in connection with the hiring of new employees. In addition to customary elements such as salary and benefit information, these letters have sometimes contained provisions related to post-termination pay and benefits when necessary to provide short-term employment security to newly hired executives. Offer letters between King and Mr. Markison and between King and Mr. Squicciarino provide for arrangements with respect to post-termination pay and benefits. For information regarding the terms of these offer letters, please see the section entitled “Post-Termination Payments” beginning on page 32.

2006 Grants of Plan Based Awards

The following table contains information on the company’s equity and non-equity incentive plan awards to named executive officers during 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number Of Shares Of Stock or Units (#)(3)	All Other Option Awards: Number Of Securities Underlying Options (#)(4)	Exercise Or Base Price Of Option Awards ($/Sh)(5)	Grant Date Fair Value Of Stock And Option Awards ($)
Brian A. Markison		$412,500	$825,000	$1,650,000
	3/20/2006				12,145	24,290	48,580				$727,000
	3/20/2006				17,145	34,290	68,580				$674,827
	3/20/2006							27,450			$540,216
	3/20/2006								53,980	$19.68	$584,414

Joseph Squicciarino		$163,112	$326,223	$ 652,446
	3/20/2006				5,215	10,430	20,860				$312,170
	3/20/2006				7,365	14,730	29,460				$289,886
	3/20/2006							11,790			$232,027
	3/20/2006								23,190	$19.68	$251,067

Stephen J. Andrzejewski		$115,900	$231,800	$ 463,600
	3/20/2006				3,730	7,460	14,920				$223,278
	3/20/2006				5,265	10,530	21,060				$207,230
	3/20/2006							8,430			$165,902
	3/20/2006								16,580	$19.68	$179,503

Eric J. Bruce		$115,900	$231,800	$ 463,600
	3/20/2006				3,730	7,460	14,920				$223,278
	3/20/2006				5,265	10,530	21,060				$207,230
	3/20/2006							8,430			$165,902
	3/20/2006								16,580	$19.68	$179,503

James W. Elrod		$ 83,750	$167,500	$ 335,000
	3/20/2006				2,230	4,460	8,920				$133,488
	3/20/2006				3,150	6,300	12,600				$123,984
	3/20/2006							5,040			$99,187
	2/21/2006							21,300			$409,599
	3/20/2006								9,920	$19.68	$107,399

(1)	Reflects grants pursuant to the company’s Incentive Plan in connection with the company’s 2006 Executive Management Incentive Award program. Details regarding that program, including actual payout amounts, may be found in the Compensation Discussion and Analysis.
(2)	Reflects One-Year and Three-Year performance share units (PSUs) granted pursuant to the company’s Incentive Plan in connection with the 2006 Long Term Incentive Award program. Further details regarding that program, including performance-based conditions, may be found in the Compensation Discussion and Analysis.
(3)	Principally reflects restricted stock granted pursuant to the company’s Incentive Plan in connection with the 2006 Long Term Incentive Award program. Further details regarding that program may be found in the Compensation Discussion and Analysis. Mr. Elrod also received a grant of 21,300 shares of restricted stock upon becoming General Counsel.
(4)	Reflects stock options granted pursuant to the company’s Incentive Plan in connection with the 2006 Long Term Incentive Award program. Further details regarding that program may be found in the Compensation Discussion and Analysis.
(5)	The exercise price of each stock option awarded to our named executive officers in 2006 is the closing price of our common stock on the date of grant.

2006 Outstanding Equity Awards at Fiscal Year End

The following table discloses information relating to stock options, restricted stock, and performance share units held by the named executive officers as of December 31, 2006.

(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)	(j)
	Option awards					Stock awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)		Market Value Of Shares Or Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(13)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
Brian A. Markison	57,362	57,362	(1)	19.4600	3/8/2014
	5,138	5,138	(1)	19.4600	3/8/2014
	125,000	125,000	(2)	10.6700	7/15/2014
		53,980	(3)	19.6800	3/20/2016
						130,000	(7)	$2,069,600
						27,450	(8)	$437,004
						68,580	(9)	$1,091,794
									12,145	$193,348
Joseph Squicciarino		23,190	(3)	19.6800	3/20/2016
						66,667	(10)	$1,061,339
						11,790	(8)	$187,697
						29,460	(9)	$469,003
									5,215	$83,023
Stephen J. Andrzejewski	5,863	5,863	(4)	17.0550	5/3/2014
	44,137	44,137	(4)	17.0550	5/3/2014
		16,580	(3)	19.6800	3/20/2016
						50,000	(7)	$796,000
						8,430	(8)	$134,206
						21,060	(9)	$335,275
									3,730	$59,382
Eric J. Bruce		16,580	(3)	19.6800	3/20/2016
						30,612	(11)	$487,343
						8,430	(8)	$134,206
						21,060	(9)	$335,275
									3,730	$59,382
James W. Elrod	10,000	10,000	(5)	9.7850	3/4/2015
	825	1,675	(6)	15.5600	10/18/2015
		9,920	(3)	19.6800	3/20/2016
						21,300	(12)	$339,096
						5,040	(8)	$80,237
						12,600	(9)	$200,592
									2,230	$35,502

(1)	Became exercisable on March 8, 2007.
(2)	Will become exercisable on July 15, 2007.
(3)	One-third of the option became exercisable on March 20, 2007, another third will become exercisable on March 20, 2008 and the remaining third will become exercisable on March 20, 2009.
(4)	Will become exercisable on May 3, 2007.
(5)	Became exercisable on March 4, 2007.
(6)	Approximately half will become exercisable on June 1, 2007 and the remaining half will become exercisable on June 1, 2008.
(7)	Restricted stock which vests on June 1, 2008.
(8)	Restricted stock which vests on March 20, 2009.
(9)	One-year performance share units which are payable in stock following a restricted period which ends on December 31, 2008.
(10)	Restricted stock, half of which vests on June 27, 2007 and half of which vests on June 27, 2008.
(11)	Restricted stock which vests on June 13, 2008.
(12)	Restricted stock which vests on February 21, 2009.
(13)	Three-year performance share units granted to the named executive officers in 2006 will be paid in common stock after December 31, 2008 based upon King’s three-year total shareholder return (stock price appreciation plus dividends) versus the returns of companies in the Dow Jones U.S. Pharmaceuticals Index for the years 2006 through 2008.

2006 Option Exercises and Stock Vested

The following table provides information concerning restricted stock units that vested during 2006 for each named executive officer. No named executive officer exercised stock options during 2006.

(a)	(d)	(e)
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian A. Markison	0	N/A
Joseph Squicciarino	33,333	$535,661
Stephen J. Andrzejewski	0	N/A
Eric J. Bruce	0	N/A
James W. Elrod	0	N/A

Pension Benefits

None of the named executive officers is eligible for pension benefits as King has no defined benefit program.

2006 Nonqualified Deferred Compensation

The following table contains information relating to the named executive officers’ participation in King’s non-qualified deferred compensation plans.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions In Last FY ($) (1)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($) (2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance At Last FYE ($)
Brian A. Markison	$0	$0	$0	$0	$0
Joseph Squicciarino	$0	$0	$0	$0	$0
Stephen J. Andrzejewski	$0	$0	$0	$0	$0
Eric J. Bruce	$30,501	$0	$2,238	$0	$32,739
James W. Elrod	$0	$0	$0	$0	$0

(1)	The amount in this column for Mr. Bruce reflects the deferral of a portion of his base salary for 2006 and is included in the Summary Compensation Table in the “Salary” column.
(2)	There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts.

The King Pharmaceuticals, Inc. Executive Deferred Compensation Plan is a tax deferred compensation program for a limited number of executives, including the named executive officers. It provides a tax favorable vehicle for deferring cash compensation, including base salary and awards pursuant to the company’s 2006 Executive Management Incentive Award program. Under the plan, an executive may defer up to 75% of his or her base salary and up to 90% of annual incentive pay. Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among twelve available funds and five available model portfolios. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years for retirement or termination distributions, or up to five years for scheduled in-service withdrawals.

Post-Termination Payments

The Severance Pay Plan: Tier I covers all of the named executive officers, although offer letters between King and Mr. Markison and between King and Mr. Squicciarino address severance matters. These offer letters are discussed below.

Each executive’s receipt of the termination payments, accelerated vesting and other benefits contemplated by King’s Severance Pay Plan: Tier I is conditioned upon execution of a Waiver, Release and Nonsolicitation, Noncompete and Nondisclosure Agreement (the “Waiver and Release Agreement”) within 45 days of separation or receipt from the company of such agreement, whichever is later. This agreement will include, among other things, customary noncompetition, nonsolicitation and confidentiality covenants. The term of the obligations of the named executive officer under the Waiver and Release Agreement will be equal to the number of years used as the severance multiple, as described below, or in the case of the confidentiality covenant shall survive indefinitely. If a named executive officer breaches the Waiver and Release Agreement: (1) there will be immediate and permanent cessation of any payment or benefit to the executive; (2) the executive will be required to repay 90% of the amount of severance pay and severance benefits previously paid or provided to the executive and dependents, plus simple interest at the rate of 10% per annum from the date of payment; and (3) the executive will be required to repay to the company its costs and expenses of enforcing the terms of the Waiver and Release Agreement.

King’s Severance Pay Plan: Tier I is designed to provide a severance payment and benefits to an executive for a qualifying separation. It is also designed to pay an enhanced severance payment for a qualifying separation in connection with a change of control. The severance payment is payable in a lump sum seven days after the executive’s execution of the Waiver and Release Agreement. The severance obligations will be paid by the company or any successor entity.

Under the Severance Pay Plan: Tier I if: (1) the named executive officer terminates for Good Reason within 24 months following a Change in Control (and the company does not remedy within 10 days of being given notice of the Good Reason), or (2) the named executive officer is terminated without Cause within 24 months following a Change in Control, then the named executive officer will be entitled to the following:

•	A severance payment equal to three times the sum of current annual salary and target cash incentive bonus for the Chief Executive Officer or two times the sum of current annual salary and target cash incentive bonus for the other named executive officers;

•	Continuation of welfare benefits as described below;

•	Acceleration of all unvested equity awards; and

•	Additional tax gross up payments in order to compensate for any tax liability imposed on change of control payments to the extent these payments constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

Under the Severance Pay Plan: Tier I if: (1) the named executive officer terminates as a result of Good Reason Without a Change in Control, or (2) the named executive officer is terminated without Cause and not following a Change in Control, then the named executive officer will be entitled to the following:

•	A severance payment equal to two times the sum of current annual salary and target cash incentive bonus for the Chief Executive Officer or one and one-half times the sum of current annual salary and target cash incentive bonus for the other named executive officers;

•	Continuation of welfare benefits as described below;

•	Acceleration of all unvested equity awards; and

•	Additional tax gross up payments in order to compensate for any tax liability imposed on change of control payments to the extent these payments constitute “parachute payments” under Section 280G of the Code.

The Severance Pay Plan: Tier I provides for the continuation of coverage under King’s welfare benefit plans (within the contemplation of ERISA) for which the executive was eligible on the date of the termination described above. These benefits would have the same terms and conditions (exclusive of any tax consequences to the recipient on resulting coverage or benefits) as if the executive were still an active employee of King, including dependent coverage where applicable. The full cost of coverage would be paid by the executive, and King would reimburse the executive for these payments on a grossed-up basis for federal income tax purposes. These benefits would end on the earliest of (a) eighteen months beginning on the date of the termination described above, (b) the end of the period for which severance is calculated, (c) the date of any material breach of the provisions of the Severance Pay Plan by the executive, or (d) the date the executive first becomes eligible for coverage of the same general category under another plan, program or other arrangement. The executive must notify King in writing within seven days of becoming eligible for alternate coverage. At the end of the period of continued coverage, the executive would be eligible to elect to continue company-sponsored medical coverage under COBRA, as defined in Section 4980B of the Code.

King’s Severance Pay Plan: Tier I defines “Cause” to mean:

•	Conviction of or pleading guilty or nolo contendere to an act of fraud, embezzlement, theft or any other act constituting a felony or any crime involving moral turpitude and/or dishonesty;

•	Gross negligence or willful misconduct which results or, in the sole opinion of the plan administrator would be likely to result, in material harm to the company or which results or, in the sole opinion of the plan administrator would be likely to result, in a materially adverse effect on the company’s reputation, operations, properties, or business or employee relationships;

•	By action or inaction, failing or refusing faithfully and conscientiously to perform one or more material assignments or responsibilities of the executive’s position;

•	Failing or refusing to look after the best interests of the company committed to the executive’s care;

•	Failing or refusing reasonably to advance the interests of the company;

•	Failing to devote full time, attention and energy to the business of the company; or

•	Failing to devote best efforts to the business of the company.

King’s Severance Pay Plan: Tier I defines “Good Reason” to mean:

•	Implementation of a material demotion or diminution in the nature or status of the executive’s authorities, duties, responsibilities, reporting relationships, title and/or position from those in effect as of thirty (30) days prior to the Change in Control, determined in the context of the individual’s relative position in the overall controlled group of corporations which includes the company immediately prior to the Change in Control as compared to the individual’s position in the overall controlled group of corporations which includes the company immediately after the Change in Control, other than any such material change that is remedied by the company within ten (10) days after receipt of written notice thereof given by the executive;

•	Failure to pay promptly any material compensation when due;

•	Reduction in the rate of annual base salary without the executive’s consent;

•	Material breach of any employment contract or other agreement as to the terms and conditions of employment;

•	Requiring the executive to be based at a work location in excess of fifty (50) miles from the current location of the executive’s principal job location or office.

King’s Severance Pay Plan: Tier I defines “Good Reason Without a Change of Control” to mean:

•	Requiring the executive to be based at a work location in excess of fifty miles from the current location of the executive’s principal job location or office.

In the case of any vested or unvested benefit under the Severance Pay Plan: Tier I which is subject to the provisions of the Code Section 409A, King’s Severance Pay Plan: Tier I defines “Change in Control” to have the meaning prescribed by Treasury Regulations or other applicable Treasury Department guidance. In the case of any vested or unvested benefit which is not subject to the Code Section 409A, “Change in Control” is defined in the King’s Severance Pay Plan: Tier I to mean:

•	The sale of substantially all of the assets of the company; or

•	Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”), other than the executive officers, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent (35%) of the total voting stock of the company;

•	The company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the company, in any such event pursuant to a transaction in which any voting stock of the company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) any voting stock of the company is reclassified or changed into or exchanged for nonredeemable voting stock of the surviving or transferee corporation and (ii) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the executive officers, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent (35%) of the total voting stock of the surviving or transferee corporation; or

•	During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the company (together with any new directors whose election by the shareholders of the company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the company then in office.

The tables below contain specific information about arrangements that provide for payments to the named executive officers at, following, or in connection with their resignation, severance, retirement, termination upon change in control, or other termination. These tables assume that the relevant triggering event occurred on the last business day of the last completed fiscal year, December 29, 2006, and apply the closing price of the company’s common stock on that day, $15.92.

Post-Termination Payments for Mr. Markison

Effective on July 15, 2004, Mr. Markison agreed to an offer letter whereby he became President and Chief Executive Officer of King. If Mr. Markison’s employment is terminated while the offer letter is in effect either (a) by King other than for “cause,” or (b) by Mr. Markison for “good reason,” King will pay Mr. Markison a lump-sum cash severance payment equal to two times the sum of:

•	his base salary at the time of termination of his employment, and

•	his target cash incentive bonus for the year of termination (which amount would not be pro-rated based on the date of his termination).

Also, in the event of termination of Mr. Markison’s employment for these reasons,

•	King would continue to provide Mr. Markison with health and welfare benefits generally made available to executives until the second anniversary of his termination of employment, provided that this obligation would end if he became covered by the employee benefits plans of a subsequent employer;

•	all unvested stock options awarded to Mr. Markison would immediately become fully vested; and

•	in the event that any payments he received were considered “excess parachute payments” under Section 280G of the Code, he would be entitled to a gross-up payment to make him whole for any excise tax imposed on him under Section 4999 of the Code (and such gross-up payment would include amounts to make him whole for the Federal, state and local income and excise taxes owing with respect to the gross-up payment).

Under Mr. Markison’s offer letter, “cause” includes:

•	conviction of, or plea of guilty or no contest to, a felony,

•	embezzlement,

•	the illegal use of drugs,

•	a material violation of law, regulation or written company policy which, in the good faith belief of the Board, is conduct so unacceptable as to prohibit the Board from continuing to maintain him in the position of Chief Executive Officer, or

•	if no “change in control” has occurred, his failure to substantially perform his duties as determined by the Board.

Mr. Markison’s offer letter defines “Good Reason” to mean:

•	a reduction of his compensation or benefits, responsibilities, duties, authority, reporting relationships, title and/or position (in each case other than his position, if any, as director of King or any subsidiary or as an officer of any subsidiary), unless other similarly situated senior executives of King are required to accept a similar reduction, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by King promptly after receipt of notice from Mr. Markison; provided, however, that this clause (i) shall not be deemed triggered merely as a result of King’s ceasing to be a publicly traded company in connection with a change in control or as a result of King’s (or its successor’s) becoming a subsidiary of another company,

•	the company, without his consent, requires him to relocate (which term shall not include travel) to a location more than fifty miles from his current residence,

•	the failure to pay to him any compensation or benefits due him, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by King promptly after receipt of notice thereof given by Mr. Markison, or

•	King’s material breach of any provision of Mr. Markison’s offer letter.

If Mr. Markison’s employment is terminated while the offer letter is in effect (a) by King other than for “cause,” or (b) by Mr. Markison for “good reason,” in each case during the two-year period following a change in control, King will pay Mr. Markison a lump-sum cash severance payment equal to three times the sum of:

•	his base salary at the time of termination of his employment, and

•	his target cash incentive bonus for the year of termination (which amount would not be pro-rated based on the date of his termination).

Also, in the event of termination of Mr. Markison’s employment for these reasons,

•	King would continue to provide him with health and welfare benefits generally made available to the company executives until the third anniversary of his termination of employment, provided that such obligation would cease if he became covered by the employee benefits plans of a subsequent employer,

•	all unvested stock options awarded to Mr. Markison under the stock option plan would immediately become fully vested, and

•	in the event that any payments he received were considered “excess parachute payments” under Section 280G of the Code, he would be entitled to a gross-up payment to make him whole for any excise tax imposed on him under Section 4999 of the Code (and such gross-up payment would include amounts to make him whole for the Federal, state and local income and excise taxes owing with respect to the gross-up payment).

Mr. Markison’s receipt of the termination payments and other benefits contemplated by his offer letter is conditioned upon his execution of an Agreement and Release at the time of his severance. The Agreement and Release will include, among other things, customary non-competition and non-solicitation covenants of a term that will not exceed one year, and a customary confidentiality covenant.

Mr. Markison’s offer letter defines “change in control” to mean:

•	The sale of substantially all of King’s assets;

•	Any “person” or “group” (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting stock of King;

•	King consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in one transaction or a series of transactions, to any person or any person consolidates with, or merges with or into, King, in any such event pursuant to a transaction in which any voting stock of King is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (A) any voting stock of King is reclassified or changed into or exchanged for non-redeemable voting stock of the surviving or transferee corporation and (B) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting stock of the surviving or transferee corporation; or

•	During any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the shareholders of King was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Brian A. Markison, President and CEO	Involuntary Termination Without Cause	Involuntary Termination For Cause	Resignation	Resignation For Good Reason	Retirement (1)	Death	Disability	Change In Control (4)
Benefits Earned Prior to Termination
Value of unexercised vested stock options	$ 656,250	$ 0	$656,250	$ 656,250	N/A	$ 656,250	$ 656,250	$ 656,250
401(k) plan balance	$ 55,342	$55,342	$55,342	$ 55,342	N/A	$ 55,342	$ 55,342	$ 55,342
Executive deferred comp. plan balance	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
Total Already Earned	$ 711,592	$55,342	$711,592	$ 711,592	N/A	$ 711,592	$ 711,592	$ 711,592
Additional Payments Earned Upon Termination
Cash severance	$3,300,000	$ 0	$ 0	$3,300,000	N/A	$ 0	$ 0	$ 4,950,000
Non-equity incentive for year of termination	$ 0	$ 0	$ 0	$ 0	N/A	$ 825,000	$ 825,000	$ 0
Add’l value due to vesting of unvested stock options (2)	$ 656,250	$ 0	$ 0	$ 656,250	N/A	$ 656,250	$ 656,250	$ 656,250
Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (2)(3)	$3,598,398	$ 0	$ 0	$3,598,398	N/A	$3,598,398	$3,598,398	$ 3,598,398
Add’l value due to vesting of PSUs (3-year perf. period)	$ 128,904	$ 0	$ 0	$ 128,904	N/A	$ 386,697	$ 386,697	$ 386,697
Health and welfare continuation	$ 97,842	$ 0	$ 0	$ 97,842	N/A	$ 0	$ 0	$ 146,763
Financial planning	$ 22,000	$ 0	$ 0	$ 22,000	N/A	$ 22,000	$ 22,000	$ 33,000
Sec. 280(G) excise tax and related gross-up	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 3,217,394
Add’l Payments Due to Termination	$7,803,394	$ 0	$ 0	$7,803,394	N/A	$5,488,345	$5,488,345	$12,988,502
Total	$8,514,986	$55,342	$711,592	$8,514,986	N/A	$6,199,937	$6,199,937	$13,700,094

(1)	Executive is not retirement eligible.
(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by an offer letter dated July 15, 2004 and the Severance Pay Plan: Tier 1.
(3)	Includes One-Year PSUs earned as of December 31, 2006.
(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

Post-Termination Payments for Mr. Squicciarino

On May 25, 2005, Mr. Squicciarino agreed to an offer letter whereby he became our Chief Financial Officer. Under the terms of this letter, if Mr. Squicciarino is terminated prior to the third anniversary of his date of hire for any reason other than “cause” (as defined in our Severance Pay Plan, Tier I), Mr. Squicciarino will receive an applicable payment under the company’s Severance Pay Plan, and a cash payment equivalent to three times his initial annual base pay, less the salary actually received by him since his date of hire. The third anniversary of his date of hire will be June 27, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Joseph Squicciarino, Chief Financial Officer	Involuntary Termination Without Cause	Involuntary Termination For Cause	Resignation	Resignation For Good Reason	Retirement (1)	Death	Disability	Change In Control (5)
Benefits Earned Prior to Termination
Value of unexercised vested stock options	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
401(k) plan balance	$ 33,281	$33,281	$33,281	$ 33,281	N/A	$ 53,125	$ 53,125	$ 33,281
Executive deferred comp. plan balance	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
Total Already Earned	$ 33,281	$33,281	$33,281	$ 33,281	N/A	$ 53,125	$ 53,125	$ 33,281
Additional Payments Earned Upon Termination
Cash severance (2)	$1,874,484	$ 0	$ 0	$1,874,484	N/A	$ 0	$ 0	$2,281,135
Non-equity incentive for year of termination	$ 0	$ 0	$ 0	$ 0	N/A	$ 326,223	$ 326,223	$ 0
Add’l value due to vesting of unvested stock options (3)	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (3)(4)	$1,718,039	$ 0	$ 0	$1,718,039	N/A	$1,718,039	$1,718,039	$1,718,039
Add’l value due to vesting of PSUs (3-year perf. period)	$ 55,354	$ 0	$ 0	$ 55,354	N/A	$ 166,046	$ 166,046	$ 166,046
Health and welfare continuation	$ 73,381	$ 0	$ 0	$ 73,381	N/A	$ 0	$ 0	$ 73,381
Financial planning	$ 22,000	$ 0	$ 0	$ 22,000	N/A	$ 22,000	$ 22,000	$ 33,000
Sec. 280(G) excise tax and related gross-up	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$1,417,521
Add’l Payments Due to Termination	$3,743,258	$ 0	$ 0	$3,743,258	N/A	$2,232,308	$2,232,308	$5,689,122
Total	$3,776,539	$33,281	$33,281	$3,776,539	N/A	$2,285,433	$2,285,433	$5,722,403

(1)	Executive is not retirement eligible.
(2)	Resignation without cause, for good reason and upon a change in control includes additional amount for 3-year salary guarantee per an offer letter dated May 25, 2005.
(3)	Treatment of unvested awards upon termination without cause and for good reason is governed by the Severance Pay Plan: Tier 1.
(4)	Includes One-Year PSUs earned as of December 31, 2006.
(5)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

Post-Termination Payments for Mr. Andrzejewski, Mr. Bruce and Mr. Elrod

Mr. Andrzejewski, Mr. Bruce and Mr. Elrod are eligible for the company’s Severance Pay Plan: Tier I, which is described earlier in this section. The potential amounts payable to each executive and the circumstances under which they are payable are set forth in the following tables.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Stephen J. Andrzejewski, Chief Commercial Officer	Involuntary Termination Without Cause	Involuntary Termination For Cause	Resignation	Resignation For Good Reason	Retirement (1)	Death	Disability	Change In Control (4)
Benefits Earned Prior to Termination
Value of unexercised vested stock options	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
401(k) plan balance	$ 70,655	$70,655	$70,655	$ 70,655	N/A	$ 70,655	$ 70,655	$ 70,655
Executive deferred comp. plan balance	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
Total Already Earned	$ 70,655	$70,655	$70,655	$ 70,655	N/A	$70,655	$ 70,655	$ 70,655
Additional Payments Earned Upon Termination
Cash severance	$ 940,500	$ 0	$ 0	$ 940,500	N/A	$ 0	$ 0	$1,254,000
Non-equity incentive for year of termination	$ 0	$ 0	$ 0	$ 0	N/A	$ 231,800	$ 231,800	$ 0
Add’l value due to vesting of unvested stock options (2)	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (2)(3)	$1,265,481	$ 0	$ 0	$1,265,481	N/A	$1,265,481	$1,265,481	$1,265,481
Add’l value due to vesting of PSUs (3-year perf. period)	$ 39,593	$ 0	$ 0	$ 39,593	N/A	$ 118,763	$ 118,763	$ 118,763
Health and welfare continuation	$ 73,381	$ 0	$ 0	$ 73,381	N/A	$ 0	$ 0	$ 73,381
Financial planning	$ 22,000	$ 0	$ 0	$ 22,000	N/A	$ 22,000	$ 22,000	$ 33,000
Sec. 280(G) excise tax and related gross-up	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 816,086
Add’l Payments Due to Termination	$2,340,955	$ 0	$ 0	$2,340,955	N/A	$1,638,044	$1,638,044	$3,560,711
Total	$2,411,610	$70,655	$70,655	$2,411,610	N/A	$1,708,699	$1,708,699	$3,631,366

(1)	Executive is not retirement eligible.
(2)	Treatment of unvested awards upon termination without cause and for good reason governed by Severance Pay Plan: Tier 1.
(3)	Includes One-Year PSUs earned as of December 31, 2006.
(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Eric J. Bruce, Chief Technical Operations Officer	Involuntary Termination Without Cause	Involuntary Termination For Cause	Resignation	Resignation For Good Reason	Retirement (1)	Death	Disability	Change In Control (4)
Benefits Earned Prior to Termination
Value of unexercised vested stock options	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
401(k) plan balance	$ 16,495	$16,495	$16,495	$ 16,495	N/A	$ 26,221	$ 26,221	$ 16,495
Executive deferred comp. plan balance	$ 32,739	$32,739	$32,739	$ 32,739	N/A	$ 32,739	$ 32,739	$ 32,739
Total Already Earned	$ 49,234	$49,234	$49,234	$ 49,234	N/A	$ 58,960	$ 58,960	$ 49,234
Additional Payments Earned Upon Termination
Cash Severance	$ 940,500	$ 0	$ 0	$ 940,500	N/A	$ 0	$ 0	$1,254,000
Non-equity incentive for year of termination	$ 0	$ 0	$ 0	$ 0	N/A	$ 231,800	$ 231,800	$ 0
Add’l value due to vesting of unvested stock options (2)	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (2)(3)	$ 956,824	$ 0	$ 0	$ 956,824	N/A	$ 956,824	$ 956,824	$ 956,824
Add’l value due to vesting of PSUs (3-year perf. period)	$ 39,593	$ 0	$ 0	$ 39,593	N/A	$ 118,763	$ 118,763	$ 118,763
Health and welfare continuation	$ 63,024	$ 0	$ 0	$ 63,024	N/A	$ 0	$ 0	$ 63,024
Financial planning	$ 22,000	$ 0	$ 0	$ 22,000	N/A	$ 22,000	$ 22,000	$ 33,000
Sec. 280(G) excise tax and related gross-up	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 555,778
Add’l Payments Due to Termination	$2,021,941	$ 0	$ 0	$2,021,941	N/A	$1,329,387	$1,329,387	$2,981,389
Total	$2,071,175	$49,234	$49,234	$2,071,175	N/A	$1,388,347	$1,388,347	$3,030,623

(1)	Executive is not retirement eligible.
(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by Severance Pay Plan: Tier 1.
(3)	Includes One-Year PSUs earned as of December 31, 2006.
(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
James W. Elrod, General Counsel	Involuntary Termination Without Cause	Involuntary Termination For Cause	Resignation	Resignation For Good Reason	Retirement (1)	Death	Disability	Change In Control (4)
Benefits Earned Prior to Termination
Value of unexercised vested stock options	$ 61,650	$ 0	$ 61,650	$ 61,650	N/A	$ 61,650	$ 61,650	$ 61,650
401(k) plan balance	$ 92,375	$92,375	$ 92,375	$ 92,375	N/A	$ 92,375	$ 92,375	$ 92,375
Executive deferred comp. plan balance	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 0
Total Already Earned	$ 154,025	$92,375	$154,025	$ 154,025	N/A	$ 154,025	$ 154,025	$ 154,025
Additional Payments Earned Upon Termination
Cash Severance	$ 753,750	$ 0	$ 0	$ 753,750	N/A	$ 0	$ 0	$1,005,000
Non-equity incentive for year of termination	$ 0	$ 0	$ 0	$ 0	N/A	$ 167,500	$ 167,500	$ 0
Add’l value due to vesting of unvested stock options (2)	$ 61,950	$ 0	$ 0	$ 61,950	N/A	$ 61,950	$ 61,950	$ 61,950
Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (2)(3)	$ 619,925	$ 0	$ 0	$ 619,925	N/A	$ 619,925	$ 619,925	$ 619,925
Add’l value due to vesting of PSUs (3-year perf. period)	$ 23,673	$ 0	$ 0	$ 23,673	N/A	$ 71,003	$ 71,003	$ 71,003
Health and welfare continuation	$ 73,381	$ 0	$ 0	$ 73,381	N/A	$ 0	$ 0	$ 73,381
Financial Planning	$ 22,000	$ 0	$ 0	$ 22,000	N/A	$ 22,000	$ 22,000	$ 33,000
Sec. 280(G) excise tax and related gross-up	$ 0	$ 0	$ 0	$ 0	N/A	$ 0	$ 0	$ 710,184
Add’l Payments Due to Termination	$1,554,679	$ 0	$ 0	$1,554,679	N/A	$ 942,378	$ 942,378	$2,574,443
Total	$1,708,704	$92,375	$154,025	$1,708,704	N/A	$1,096,403	$1,096,403	$2,728,468

(1)	Executive is not retirement eligible.
(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by Severance Pay Plan: Tier 1.
(3)	Includes One-Year PSUs earned as of December 31, 2006.
(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

2006 Director Compensation

The following table describes the compensation received by our non-employee directors for 2006. Mr. Markison received no additional compensation for his service as a director.

(a)	(b)	(c)	(d)	(g)	(h)
Name	Fees Earned Or Paid In Cash ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($) (3)(5)	All Other Compensation ($) (6)	Total ($)
Ted G. Wood	$184,667	$76,319	$10,519	$9,070	$280,575
Earnest W. Deavenport Jr.	$74,991	$76,319	$10,519	$0	$161,829
Elizabeth M. Greetham	$69,467	$76,319	$10,519	$0	$156,305
Gregory D. Jordan	$76,992	$76,319	$10,519	$0	$163,830
R. Charles Moyer	$86,667	$76,319	$10,519	$0	$173,505
Philip A. Incarnati	$9,533	$9,781	$0	$0	$19,314
D. Greg Rooker	$68,267	$76,319	$10,519	$923	$156,028
Phillip M. Pfeffer	$25,250	$0 (4)	$10,519	$0	$35,769

(1)	Excludes amounts paid in 2006 for service in 2005 and includes amounts paid in 2007 for service in 2006.
(2)	As of December 31, 2006, each of the non-management directors other than Mr. Incarnati held 6,927 restricted stock units. Mr. Incarnati held 3,606 restricted stock units. Mr. Pfeffer’s service on the Board was completed in May 2006 and he held no restricted stock units as of December 31, 2006. Each restricted stock unit entitles the holder to receive one share of King’s common stock upon vesting. All restricted stock units held by directors are scheduled to vest as of April 28, 2007 (except for the units held by Mr. Incarnati, which vest on November 1, 2008) or earlier upon the occurrence of certain events. The grant date fair values of the restricted stock units issued to the directors during 2006 were as follows: $59,499 for Mr. Incarnati, $0 for Mr. Pfeffer and $119,990 for all others.
(3)	The amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and include amounts from awards granted during and prior to 2006. Assumptions used in the calculation of these amounts are described in Note 20 to the company’s financial statements for the year ended December 31, 2006, included in the company’s Annual Report on Form 10-K that was filed with the SEC on March 1, 2007.
(4)	Mr. Pfeffer received a grant of restricted stock units in April 2006 which expired when he departed the Board following the completion of his term as a director in May 2006.
(5)	The following table lists the number of stock options held by each non-management director as of December 31, 2006. All options were fully exercisable as of that date.
Name	Stock Options Held at Fiscal Year End
Ted G. Wood	26,794
Earnest W. Deavenport Jr.	53,333
Elizabeth M. Greetham	24,904
Gregory D. Jordan	40,000
R. Charles Moyer	53,333
Philip A. Incarnati	0
D. Greg Rooker	103,333
Phillip M. Pfeffer	0
(6)	Reflects the aggregate incremental cost to the company of the director’s personal use of corporate aircraft, including: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.

Non-employee directors receive an annual retainer of $38,000 and a fee of $2,000 for each board meeting they attend. They receive $1,200 for each committee meeting attended. The Non-Executive Chairman of the Board receives a retainer of $120,000 per year. The chair of the Audit Committee receives an annual retainer of $10,000, and each other committee chair receives an annual retainer of $7,500. Non-employee directors are reimbursed for reasonable and customary expenses associated with attending up to three days of continuing education programs per year. They are also entitled to use corporate aircraft for personal use for up to 10 hours per year, but only in connection with flights for which King’s business is the primary purpose. Any such personal use is treated as compensation to the director as required by the Internal Revenue Code. The incremental cost to King of personal use of corporate aircraft by directors includes: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.

Restricted stock units related to King’s common stock, having a value of approximately $120,000 at the time of grant (based upon the closing price of the common stock as of that date) are automatically granted to each non-

employee director on April 30 of each year, or, if April 30 falls on a weekend or holiday, on the first business day immediately preceding April 30. Upon becoming a director (other than through re-election), a non-employee director is automatically granted, upon the first day of service as a director, the number of restricted stock units as have a value equal to the portion of $120,000 which is equivalent to the fraction of a year between the first date of service and the first April 30 thereafter.

Restricted stock granted to non-employee directors have a restricted period which ends on the date of the first to occur of the following events, and otherwise according to the terms of the Incentive Plan: (1) one year following the date of grant; (2) the director, standing for reelection, is not reelected; (3) the director completes his or her term of office after declining to stand for reelection; (4) the director completes his or her term of office after not being nominated to stand for reelection; (5) the director completes his or her term of office, having been ineligible to stand for reelection under term limit provisions then in effect.

Non-employee directors can participate in the King Pharmaceuticals, Inc. Non-Employee Directors’ Deferred Compensation Plan, which allows them to defer receipt of some or all fees paid for service as a member of the Board of Directors, thereby deferring the obligation to pay income taxes on these amounts. Directors can elect to defer 0%, 25%, 50%, 75% or 100% of their fees until termination of their service. Investment choices consist of a money market fund and phantom stock units. Each phantom stock unit equates to one share of King common stock valued at the closing price on the NYSE on the last trading day of the quarter. The money market fund replicates the value of the Schwab Money Market Fund. Deferral elections must be made by the December 31st preceding the year in which deferrals are to be made. In 2006, Mr. Deavenport elected to defer 100% of his director fees and Dr. Moyer elected to defer 50% of his director fees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Human Resources Committee of the Board of Directors is responsible for developing compensation philosophy. Committee members since May 2006 are Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood. No current member of the Compensation and Human Resources Committee nor any person who was a member of the Committee during 2006 is a current or former officer or employee of King. In addition, there are no relationships among our executive officers, members of the Compensation and Human Resources Committee or entities whose executives serve on the Board of Directors or the Compensation and Human Resources Committee that require disclosure under applicable SEC regulations.

EXECUTIVE OFFICERS

In addition to Mr. Markison, who serves as our President and Chief Executive Officer, the following persons serve as executive officers of King:

Joseph Squicciarino, age 51, has served as King’s Chief Financial Officer since June 2005. Prior to joining King, he served as Chief Financial Officer — North America for Revlon, Inc. since March 2005. From February 2003 until March 2005 he served as Chief Financial Officer — International for Revlon International, Inc. He held the position of Group Controller Pharmaceuticals — Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002. He held a variety of positions with the Bristol-Myers Squibb Company and its predecessor, the Squibb Corporation, from 1979 until 2001, including Vice President Finance, International Medicines; Vice President Finance, Europe Pharmaceuticals & Worldwide Consumer Medicines; Vice President Finance, Technical Operations; and Vice President Finance, U.S. Pharmaceutical Group. Mr. Squicciarino is a Certified Public Accountant, a member of the New Jersey Society of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. He graduated from Adelphi University in 1978 with a Bachelor of Science degree in Accounting.

Stephen J. Andrzejewski, age 41, has served as Chief Commercial Officer since October 2005. He was previously Corporate Head, Commercial Operations since May 2004. Prior to joining King, Mr. Andrzejewski had served as Senior Vice President, Commercial Business at Endo Pharmaceuticals Inc. since June 2003. He previously served in various positions with Schering-Plough Corporation since 1987, including Vice President of New Products and Vice President of Marketing, and had responsibility for launching the Claritin® product. Mr. Andrzejewski graduated from Hamilton College cum laude in 1987 with a Bachelor of Arts degree and in 1992 graduated from New York University’s Stern School of Business with a Master of Business Administration degree.

Frederick Brouillette, Jr., age 56, has served as Corporate Compliance Officer since August 2003. He served as Executive Vice President, Finance from January 2003 until August 2003 and as Vice President, Risk Management beginning in February 2001. Prior to joining King, Mr. Brouillette, a Certified Public Accountant, was with PricewaterhouseCoopers LLP for 4 years, serving most recently in that firm’s Richmond, Virginia office providing internal audit outsourcing and internal control consulting services. He was formerly a chief internal audit executive for two major public corporations and served for 12 years in the public accounting audit practice of Peat, Marwick Mitchell & Co., the predecessor firm to KPMG. Mr. Brouillette is a member of the Virginia Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Institute of Internal Auditors. He graduated with honors from the University of Virginia’s McIntire School of Commerce in 1973 with a Bachelor of Science degree in accounting.

Eric J. Bruce, age 49, has served as Chief Technical Operations Officer since June 2005. Prior to joining King, Mr. Bruce served as Vice President of Operations for Mallinckrodt Pharmaceuticals, a position he had occupied since 2000. He previously served as Vice President of Manufacturing for Kendall Health Care from 1997 until 2000, and from 1996 until 1997 he held various positions with INBRAND, including that of Senior Vice President of Manufacturing. Mr. Bruce graduated from the Georgia Institute of Technology in 1978 with a Bachelor of Science degree in Industrial Management.

Eric G. Carter, M.D., Ph.D., age 55, was appointed as King’s Chief Science Officer in January 2007. Prior to joining King, he had served in several positions with GlaxoSmithKline since 1999, most recently as Vice President and Global Head, Clinical Development and Medical Affairs, Gastroenterology, R&D. His earlier experience at GlaxoSmithKline included North American responsibility for Gastroenterology and for emerging therapeutic areas. Dr. Carter has served as a Clinical Associate Professor at the University of North Carolina for the Division of Digestive Diseases and Nutrition, School of Medicine. He previously held academic positions with the University of California, where he was responsible for establishing and directing many research programs. After earning a bachelor’s degree in Biochemistry from the University of London, Dr. Carter received his medical degree from the University of Miami and a doctor of philosophy degree from the University of Cambridge. He obtained board certification from the American Board of Internal Medicine, Gastroenterology and Clinical Nutrition and has authored or co-authored more than 50 scientific publications.

James W. Elrod, age 46, has served as General Counsel since February 2006 and Secretary since May 2005. He served as Acting General Counsel from February 2005 to February 2006. He previously served in various positions within King’s Legal Department since September 2003, including Vice President, Legal Affairs. Prior to joining King he served in various capacities at Service Merchandise Company, Inc. including Vice President, Legal Department. He previously practiced law in Nashville, Tennessee. Mr. Elrod has a Juris Doctor degree (Order of the Coif) from the University of Tennessee and a Bachelor of Arts degree from Berea College.

James E. Green, age 47, has served as Executive Vice President, Corporate Affairs since April 2003. He served as Vice President, Corporate Affairs since June 2002 and as Senior Director, Corporate Affairs since September 2000. Prior to joining King, he was engaged in the private practice of law for 15 years as a commercial transactions and commercial litigation attorney, having most recently served as the senior member of Green & Hale, a Professional Corporation, in Bristol, Tennessee. Mr. Green graduated from Southern Methodist University School of Law with a Juris Doctor degree in 1985 and Milligan College with a Bachelor of Science degree, cum laude, in 1982. He is licensed to practice law in Tennessee, Texas, and Virginia.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors, as well as owners of 10% or more of our common stock, are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) requires these persons to file with the SEC reports of their holdings and transactions in King Pharmaceuticals, Inc. common stock and options. Based on our records and representations from these persons, we believe that SEC beneficial ownership reporting requirements for 2006 were met.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors has nominated Philip A. Incarnati, Gregory D. Jordan and Brian A. Markison for election at the 2007 annual meeting of shareholders to serve as Class III directors until the 2010 annual meeting of shareholders, or until their respective successors are elected and qualified.

Information about the persons nominated for election as Class III directors, along with information about the Class I and Class II directors whose terms will continue after the 2007 annual meeting of shareholders, is provided on page 4.

Approval by King’s shareholders of Proposal 2, regarding the Third Amended and Restated Charter, will not affect the terms of the Class III directors who, if elected, will continue as members of the Board until their terms expire or until they resign or are removed.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Philip A. Incarnati, Gregory D. Jordan and Brian A. Markison as Class III directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting.
Shares of common stock represented by proxy cards returned to us will be voted for the nominees listed below unless you specify otherwise.

The Board of Directors recommends the election
of Philip A. Incarnati, Gregory D. Jordan and Brian A. Markison as directors and proxies solicited by the Board will be voted in favor thereof unless a shareholder has indicated otherwise on his or her proxy card.

PROPOSAL 2 —	APPROVAL OF THE THIRD AMENDED AND RESTATED CHARTER TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The Board of Directors recommends that King’s Second Amended and Restated Charter be amended and restated to eliminate the classified structure of the Board and allow for the annual election of directors. The restated charter would also incorporate certain amendments previously approved by shareholders.

Section 6 of the company’s Second Amended and Restated Charter currently divides the Board into three classes of directors, each of which is elected for a three-year term. This proposal would amend and restate our Second Amended and Restated Charter to provide that all directors would be elected each year at the annual meeting of shareholders. The proposed amendment is set forth below and is contained in the proposed Third Amended and Restated Charter attached as Appendix A. This discussion of the proposed amendment and restatement is qualified in its entirety by reference to Appendix A.

The number of directors shall be as specified in the Amended and Restated Bylaws of the Corporation. Prior to the annual meeting of shareholders in 2008, the directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each director elected prior to the annual meeting of shareholders in 2008, or appointed to replace a director so elected, shall serve for the full term to which such director was elected. Following the expiration of the term of the Class I directors in 2008, the Class II directors in 2009 and the Class III directors in 2010, the directors in each such class shall be elected for a term expiring at the next annual meeting of shareholders and until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office with or without cause. Commencing with the annual meeting of shareholders in 2010, the classification of the Board of Directors shall be eliminated, and all directors shall be elected at each annual meeting of shareholders for terms expiring at the next annual meeting of shareholders. Each director shall hold office for the term for which the director is elected or appointed and until the director’s successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office with or without cause. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

If our shareholders approve the proposed amendment, current directors would continue to serve for their elected terms. Class I directors, who were elected for three-year terms at the 2005 annual meeting of shareholders, would stand for election at the 2008 annual meeting of shareholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Similarly, Class II directors, who were elected for three-year terms at the 2006 annual meeting of shareholders, would stand for election at the 2009 annual meeting of shareholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Class III directors elected at the 2007 annual meeting would stand for election at the 2010 annual meeting of shareholders for one-year terms and would thereafter stand for election for one-year terms at each successive annual meeting. Thus, beginning with the annual meeting of shareholders in 2010, all directors would be elected annually.

Any director appointed to fill a vacancy on the Board which has resulted from the departure of a director will serve for the elected term of the departed director, subject to the requirement of the Tennessee Business Corporation Act that any director so appointed must, in order to serve the balance of the departed director’s term, stand for election at the next annual meeting of shareholders following the director’s appointment.

Under the terms of our Second Amended and Restated Charter, adoption of this amendment requires the affirmative vote of holders of at least 80% of our issued and outstanding common stock.

Classified boards of directors have been widely adopted and have a long history in corporate law. They have been viewed as a means of promoting stability and continuity of experience on a board of directors primarily because the majority of directors at any given time will have had at least one year of experience on the board, thus assisting a company in its long-term strategic planning efforts. Also, because it would take at least two elections for a potential acquirer to gain control of a classified board without the cooperation of the board, a classified board structure may enhance shareholder value by making it more likely that a party seeking to gain control of a target company will engage in arm’s-length discussions with the target’s existing board instead of launching a proxy contest in an attempt to gain control of the board.

Many investors and others have come to the view, however, that a classified board structure effectively reduces the accountability of directors because it limits the ability of shareholders to evaluate and elect all directors on an annual basis. Many investors believe that the annual election of directors is important for shareholders to influence the composition and implementation of corporate governance policies. Opponents of classified boards also believe they discourage takeover proposals and proxy contests that could have the effect of increasing shareholder value.

The Board of Directors has considered the advantages and disadvantages of the classified board structure, and has unanimously voted to propose to the shareholders that King’s charter be amended and restated to provide that directors be elected annually. In reaching this determination, the Board concluded that the benefits of a classified board structure were outweighed by the following considerations:

•	The Board’s belief that providing King’s shareholders with the opportunity annually to register their views on the collective performance of the Board and on each director individually will further ensure that our corporate governance policies provide accountability to shareholders;

•	The Board’s belief that, even though annual election of directors may enhance the ability of a third party to acquire control of King without engaging in arm’s-length discussions with the Board, there are other factors that reduce the likelihood that a third party would be successful in taking over King without engaging in such discussions with the Board; and

•	The support for annual elections of directors among our shareholders, as evidenced by the favorable vote of approximately 74% of the votes cast, or approximately 69% of the outstanding shares, in favor of a non-binding shareholder proposal calling for annual election of directors presented at the 2006 annual meeting of shareholders.

The affirmative votes of at least 80% of the outstanding shares of common stock are required in order to approve the Third Amended and Restated Charter.

The Board of Directors recommends a vote to approve the Third Amended and Restated Charter, and proxies solicited by the Board will be voted in favor of the amendment unless a shareholder indicates otherwise on his or her proxy card.

PROPOSAL 3 —	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2007. The Board proposes that the shareholders ratify this appointment. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2006. We expect that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the company’s annual financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2006	2005
Audit fees (1)	$1,715,318	$1,442,585
Audit related fees (2)	289,159	78,321
Tax fees (3)	269,310	231,639
All other fees (4)	349,289	13,845
Total	$2,623,076	$1,766,390

(1)	Audit fees relate to work performed for the audit of financial statements or to services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or in connection with its audit engagement.
(2)	Audit related fees consisted principally of assurance and related services that are reasonably related to the performance of the audit or review of financial statements, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.
(3)	Fees for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice, and tax planning.
(4)	All other fees in 2006 consisted of subscriptions to services and fees associated with service as Independent Review Organization in connection with the requirements of the corporate integrity agreement between King and the Office of Inspector General of the United States Department of Health and Human Services.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for retaining, compensating, terminating and overseeing the work of our independent registered public accounting firm, and for pre-approving audit, audit-related and permitted non-audit services rendered by that firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before the company or any of its subsidiaries engages the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policy. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee. Each year, the Audit Committee updates its list provided to the company of all Audit, Audit-related, Tax and All Other services that have the general or specific pre-approval of the Audit Committee for the subsequent twelve-month period. The Audit Committee specifically pre-approves the terms of audit services engagements, including quarterly reviews and Section 404 attestation services and approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters, from one year to the next. As regards the other kinds of services, while the Audit Committee believes that the independent registered public accounting firm can provide services such as assurance and related services, tax compliance and planning, and other permissible non-audit services that are routine and recurring without impairing the auditor’s independence, the Audit Committee carefully scrutinizes the scope of each proposed type of service prior to granting either general or specific pre-approval for any given year. In particular, the Audit Committee considers the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. When the Audit Committee has approved an estimated fee for a service, the pre-approval applies to all services described in the approval. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Requests to provide services that require specific approval by the Audit Committee must be submitted jointly to the Audit Committee by the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence. In 2005 and 2006, the Audit Committee approved all fees disclosed under “audit related fees,” “tax fees” and “all other fees” by PricewaterhouseCoopers LLP in accordance with applicable rules.

In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative votes of the shares of common stock present
or represented by proxy at the meeting must exceed the opposing votes in order to ratify the appointment of the independent registered public accounting firm.

The Board of Directors recommends a vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor of such ratification unless a shareholder indicates otherwise on his or her proxy card.

OTHER MATTERS

The Board knows of no matters which will be presented at the annual meeting other than those discussed in this proxy statement. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

Upon the written request of any record holder or beneficial owner of common stock entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006. Requests should be directed to our Corporate Affairs Department, King Pharmaceuticals, Inc., 501 Fifth Street, Bristol Tennessee 37620, (423) 989-8711.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES W. ELROD
General Counsel and Secretary

Bristol, Tennessee
April, 16, 2007

EXHIBIT A

PROPOSED
THIRD AMENDED AND RESTATED CHARTER
OF KING PHARMACEUTICALS, INC.

Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act, Tennessee Code Annotated, the undersigned Corporation hereby adopts the following Third Amended and Restated Charter:

1.	Name. The name of the Corporation is King Pharmaceuticals, Inc.

2.	Authorized Shares.

(a)  The total number of shares of common stock that the Corporation shall have authority to issue is 600,000,000, no par value (the “Common Stock”). The total number of shares of preferred stock that the Corporation shall have authority to issue is 15,000,000, no par value per share (the “Preferred Stock”).

(b)  The Common Stock shall rank junior to the Preferred Stock in right of payment of dividends and upon liquidation and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as provided herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of subparagraph (c) of this Paragraph 2.

(c)  Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to the provisions of this Paragraph 2 and to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following by resolution or resolutions adopted by the affirmative vote of a majority of the total number of the directors then in office:

(i)  The designation of such series;

(ii)  The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or noncumulative;

(iii)  Whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of any other corporation, by the Corporation, or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices, rates, adjustments and other terms and conditions of such redemptions;

(iv)  The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v)  Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

(vi)  The restrictions, if any, on the issue or reissue of any additional series of Preferred Stock;

(vii)  The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(viii)  The provisions as to voting, optional and/or other special rights and preferences, if any, including, without limitation, the right to elect one or more directors.

3.  Registered Office. The address of the Corporation’s registered office in the State of Tennessee shall be 501 Fifth Street, Bristol, Tennessee 37620, Sullivan County.

4.  Registered Agent. The name of the registered agent at that office is William L. Phillips III.

5.  Principal Office. The address of the principal office of the Corporation is 501 Fifth Street, Bristol, Tennessee 37620, Sullivan County.

6.  Board of Directors. The number of directors shall be as specified in the Amended and Restated Bylaws of the Corporation. Prior to the annual meeting of shareholders in 2008, the directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each director elected prior to the annual meeting of shareholders in 2008, or appointed to replace a director so elected, shall serve for the full term to which such director was elected. Following the expiration of the term of the Class I directors in 2008, the Class II directors in 2009 and the Class III directors in 2010, the directors in each such class shall be elected for a term expiring at the next annual meeting of shareholders and until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office with or without cause. Commencing with the annual meeting of shareholders in 2010, the classification of the Board of Directors shall be eliminated, and all directors shall be elected at each annual meeting of shareholders for terms expiring at the next annual meeting of shareholders. Each director shall hold office for the term for which the director is elected or appointed and until the director’s successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office with or without cause. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

7.  For Profit: Duration. The Corporation is for profit and its duration shall be perpetual.

8.  Director Liability. No director of the Corporation shall have or owe any personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director:

(a)  For any breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b)  For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

(c)  Under Tennessee Code Annotated §48-18-304, as such provision may be amended from time to time.

9.  Indemnification. Each director, officer and employee of the Corporation shall be entitled to all indemnification rights and protections now or hereafter available under applicable Tennessee law.

10.  Section 6 and this Section 10 of this Third Amended and Restated Charter and Sections 2 and 6 of Article I and Section 3 of Article II of the Amended and Restated Bylaws of the Corporation shall not be altered, amended or repealed by, and no provision inconsistent therewith shall be adopted by, the shareholders without the affirmative vote of the holders of at least eighty percent (80%) of the Common Stock, voting together as a single class.

11.  These amendments shall be effective as of the filing of this Third Amended and Restated Charter.

12.  This restatement contains amendments requiring shareholder approval and these amendments were duly adopted by the shareholders at a meeting duly called on the 16th day of May, 2007.

The undersigned submits this Third Amended and Restated Charter of King Pharmaceuticals, Inc., to the State of Tennessee with the right, powers and privileges herein declared.

Dated: _______________, 2007

KING PHARMACEUTICALS, INC.

By:	James W. Elrod General Counsel and Secretary

KING PHARMACEUTICALS, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2007, 9:00 A.M. EASTERN DAYLIGHT TIME

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and one guest and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Directions to Embassy Suites Hotel and Conference Center
Raleigh Durham/Research Triangle Park East
201 Harrison Oaks Blvd.
Cary, NC 27513
Tel: 919-677-1840

1) FROM RDU INTERNATIONAL AIRPORT: Take 40 East to Exit 287 (Cary/Harrison Ave.). At the top of the exit ramp, turn right, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.

2) FROM I-40 EAST: (Charlotte, Atlanta, Asheville) Follow I-85 North (if coming from south, otherwise just follow I-40 East) and pass through Greensboro where I-85 and I-40 merge. Follow I-40/85 until the two split and continue following I-40 East to Exit 287 (Cary, Harrison Ave.). At the top of the exit ramp, turn right, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.

3) FROM I-40 WEST: (Eastern NC, Wilmington, Wrightsville Beach) Follow I-40 West to Exit 287 (Cary/Harrison Ave.). At the top of the exit ramp, turn left, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.

4) FROM I-95 NORTH: (Fayetteville, SC, GA, FL) Take I-95 North into North Carolina. Then take I-40 West towards Raleigh and proceed to Exit 287 (Cary/Harrison Ave.). At the top of the exit ramp, turn left, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.

5) FROM I-85 SOUTH: (VA) Take I-85 South to Durham, NC. From Durham, take 15-501 South, then take Durham Freeway South (Hwy 147 South) to I-40. Follow I-40 East to Exit 287 (Cary/Harrison Ave). At the top of the exit ramp, turn right, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.

6) FROM I-95 SOUTH: (Washington DC, VA, NY) Follow I-95 South to I-40 West and proceed to Exit 287 (Cary/Harrison Ave.). At the top of the exit ramp, turn left, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.

ANNUAL MEETING OF SHAREHOLDERS OF
KING PHARMACEUTICALS, INC.
May 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

          The undersigned appoints each of James W. Elrod and William L. Phillips III, or either of them, with full power of substitution and revocation as Proxy, to vote all shares of stock standing in my name on the books of King Pharmaceuticals, Inc. (the “Company”) at the close of business on March 30, 2007, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at Embassy Suites Hotel and Conference Center, Raleigh Durham/Research Triangle Park East, 201 Harrison Oaks Blvd., Cary, North Carolina, on Wednesday, May 16, 2007, at 9:00 a.m., Eastern Daylight Time, and at any and all adjournments, upon the matters set forth in the notice of the meeting. The Proxy is further authorized to vote according to the recommendation of management as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of King Pharmaceuticals, Inc. and the related Proxy Statement.

          THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD AS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

KING PHARMACEUTICALS, INC. 501 FIFTH STREET BRISTOL, TN 37620	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by King Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to King Pharmaceuticals, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you are not voting via telephone or the Internet, please detach along perforated line and mail in the envelope provided promptly as votes submitted by mail must be received prior to the annual meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KINGP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KING PHARMACEUTICALS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3.
Vote on Directors
1.

Election of three Class III directors to serve until the 2010 annual meeting of shareholders, or until their successors have been duly elected and qualified.

(01) Philip A. Incarnati
(02) Gregory D. Jordan
(03) Brian A. Markison

					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” AND write the nominee’s name you wish to withhold on the line below.

					š	š	š

Vote on Proposals								For	Against	Abstain

2.

Approval of a Third Amended and Restated Charter providing for the annual election of directors and incorporating amendments to the Second Amended and Restated Charter previously approved by shareholders.

								š	š	š

3.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.							š	š	š

Note:     Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.				š

Please indicate if you plan to attend this meeting.		š	š
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date